Exhibit 99.1
Item 6. Selected Financial Data
The following table presents our selected financial data. The table should be read in conjunction with Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K. Certain prior-year amounts have been reclassified to conform to the current-year presentation. In 2008, we declared our Beaumont methanol plant as discontinued operations. All fiscal years presented reflect the classification of Beaumont’s financial results as discontinued operations.

(in thousands, except per share data)	2008(1)	2007(2)	2006	2005(3)	2004(4)

Income Statement Data:
Revenues	$2,891,479	$2,342,929	$1,819,696	$1,930,796	$1,295,032
Gross profit	$863,227	$527,508	$118,517	$154,687	$157,902
Income from continuing operations, net of tax	$700,456	$271,038	$16,015	$45,825	$76,921

Amounts attributable to Terra Industries Inc.:
Income from continuing operations	$632,772	$220,757	$4,729	$31,618	$65,714
Income (loss) from discontinued operations	8,269	(18,861)	(516)	(9,531)	1,882

Net income attributable to Terra Industries Inc.	$641,041	$201,896	$4,213	$22,087	$67,596

Net income before noncontrolling interest	$708,725	$252,177	$15,499	$35,754	$78,803
Less: Net income attributable to noncontrolling interest	67,684	50,281	11,286	13,667	11,207

Net income attributable to Terra Industries Inc.	$641,041	$201,896	$4,213	$22,087	$67,596

Preferred share dividends	$(3,876)	$(5,100)	$(5,100)	$(5,134)	$(1,029)
Cash dividends declared per common share	$0.30	$—	$—	$—	$—

Per Share Data:
Basic income (loss) per common share attributable to Terra Industries Inc.:
Continuing operations	$6.65	$2.38	$—	$0.28	$0.85
Discontinued operations	0.09	(0.21)	(0.01)	(0.10)	0.02

Basic income (loss) per common share	$6.74	$2.17	$(0.01)	$0.18	$0.87

Diluted income (loss) per common share attributable to Terra Industries Inc.:
Continuing operations	$6.12	$2.07	$—	$0.28	$0.83
Discontinued operations	0.08	(0.17)	(0.01)	(0.10)	0.02

Diluted income (loss) per common share	$6.20	$1.90	$(0.01)	$0.18	$0.85

Balance Sheet Data:
Total assets	$2,113,017	$1,888,327	$1,572,713	$1,523,625	$1,685,508
Long-term debt and capital leases	$330,000	$330,000	$331,300	$331,300	$435,238
Preferred stock	$1,544	$115,800	$115,800	$115,800	$133,069

(1)	The 2008 selected financial data includes (i) the effects of the Series A Preferred Shares inducement converting a total of 118,400 shares to 11,887,550 shares to Terra Industries common stock; (ii) the effects of instituting a cash dividend per common share of $0.10 per quarter starting in May 2008; (iii) and the full year equity earnings effect of the GrowHow join venture of $95.6 million.

(2)	The 2007 selected financial data includes (i) the effects of contributing our Terra Nitrogen U.K. operations into the GrowHow joint venture on September 14, 2007 (ii) a $39.0 million impairment charge for Beaumont, Texas assets and (iii) a $38.8 million loss on the early retirement of debt associated with the debt refinancing that we completed during 2007.

(3)	The 2005 selected financial data includes the full year income statement effects of the December 21, 2004 acquisition of Mississippi Chemical Corporation.

(4)	The 2004 selected financial data includes the effects of the December 21, 2004 acquisition of Mississippi Chemical Corporation and the issuance of preferred shares during the 2004 fourth quarter.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
As you read this management’s discussion and analysis of financial condition and results of operations, you should refer to our Consolidated Financial Statements and related Notes included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on
Form 10-K.
Introduction
In this discussion and analysis, we explain our business in the following areas:
▪	Business Strategy

▪	Recent Business Environment

▪	Strategy Effectiveness

▪	Results of Operations

▪	Liquidity and Capital Resources

▪	Various Quantitative and Qualitative Disclosures
Business Strategy
We are a leading North American producer and marketer of nitrogen products made from natural gas. Terra is the largest producer of ammonia in the United States and the second largest producer in North America. We also operate production assets in Trinidad and Tobago, and the United Kingdom, through joint venture agreements. Our six North American and two international production locations, along with a robust distribution capability, provide us with the ability to effectively serve key agricultural, industrial and environmental markets. Terra has an extensive history of operating as a public entity and managing complex corporate structures including master limited partnerships, joint ventures and corporate alliances. In fact, since the 1980’s, Terra has successfully integrated numerous large-scale value-enhancing acquisitions that have contributed to our track record of strong cash flows over the business cycle.
Regarding the business cycle, the nitrogen products industry in which Terra operates has periods of oversupply during industry downturns that lead to capacity shutdowns or curtailments at the least cost-effective plants. These shutdowns may be followed by supply shortages that result in higher selling prices and higher industry-wide production rates during any subsequent industry upturns. Higher selling prices can encourage capacity additions that ultimately lead to an oversupply of product, and the cycle repeats.
Successful companies in cyclical businesses, like nitrogen products, pursue conservative capital management and investments strategies. This enables them to weather industry downturns and continue to effectively serve their target markets cost-effectively throughout the business cycle.
Our business strategy seeks to pursue profitable growth in the core, nitrogen-based agricultural products business as a scale operator in North America. We also seek to leverage our current business and manufacturing strength outside the core business in closely-adjacent market segments that help to assure long-term cash flow growth and tend to reduce volatility in earnings. Elements of this strategy include:

▪	Development of products and markets for upgraded products made from ammonia such as UAN, our primary nitrogen fertilizer product, and TerraCair®, a liquid product for the treatment of diesel exhaust in automotive applications;

▪	Seeking of opportunities to expand our existing asset base to take advantage of logistical or feedstock advantages both domestically and internationally;

▪	Management of our North American and international assets to realize a rate of return that meets or exceeds our cost of capital throughout the business cycle;

▪	Maintenance of our facilities to be safe, reliable and environmentally compliant, cultivation of relationships with natural customers who, due to their physical location, can receive our product most economically, and close management of the supply chain to keep storage, transportation and other costs at an appropriate level; and

▪	Continued evaluation of business opportunities in nitrogen markets and businesses that leverage Terra’s core competencies in chemical manufacturing, distribution and product application.
Recent Business Environment
The following factors are the key drivers of our profitability: nitrogen products selling prices, as determined primarily by the global nitrogen demand/supply balance; and natural gas costs, particularly in North American markets.
Demand
Nitrogen products demand is driven by a growing global population, its desire for a higher-protein diet and to a lesser degree, by the rise of corn-consuming biofuels in North America. Current market conditions highlighted by very strong commodity grain prices are making yields realized at harvest—rather than dollars spent on inputs per acre of crop—the grower’s primary concern. Since nitrogen products can sometimes substitute for one another, a grower in these circumstances appreciates the greater application flexibility of upgraded products since it gives him a larger window of opportunity to get nitrogen on his crops and encourages a higher yield. While upgraded products contain less nitrogen by weight, they are generally easier to ship, store and apply than ammonia. In today’s market environment, upgraded products, and UAN in particular, are realizing significant premiums over ammonia as a nitrogen source. This should remain the case for as long as commodity grain prices hold strong.
Supply
Imports are a major factor in the nitrogen products supply picture, as they account for over half of the total North American nitrogen supply, with the levels varying among the various products. Products containing the highest percentage of nitrogen by weight are the most economical to ship, thus make up the greatest share of those imports. Most producers exporting nitrogen products into North America can afford to do so because they are manufacturing product with cheaper gas than that which is available to North American producers. European and Commonwealth of Independent States (CIS) producers have their own variable gas cost dynamics and we do not expect these producers will be able to consistently export nitrogen products at lower costs than North American producers.
Natural Gas Costs
North American natural gas markets have been volatile for a number of years. From 2000 to 2005, European and CIS countries had lower natural gas costs than North America. During the industry downturn of those years,

North American producers—having the highest cost basis—were the marginal producers, and many North American producers shut down capacity or went out of business altogether. North American volatility returned in 2008, with natural gas prices rising significantly in the first and second quarters while declining dramatically in the third and fourth quarters. Based on projected net increases in natural gas supply for most of 2009, we expect moderate North American natural gas prices, enabling us to remain competitive with global producers. We also believe our geographic plant positions in Oklahoma and Iowa provide us with a favorable delivered gas cost basis as compared to our Gulf Coast competitors.
The following is the average NYMEX forward natural gas price for the succeeding twelve month period noted for the respective dates:

	December 31,	March 31,	June 30,	September 30,	December 31,
(in $ per MMBtu)	2007	2008	2008	2008	2008

	$7.81	$10.50	$13.22	$7.90	$6.09
As shown in the table above, the forward natural gas price for the succeeding twelve month periods have been volatile in 2008. The first half of 2008 experienced a 69% increase in the forward natural gas price from $7.81 per million British thermal units (MMBtu) at December 31, 2007 to $13.22 per MMBtu at June 30, 2008. The second half of 2008 experienced a 54% decline in the forward natural gas price from $13.22 per MMBtu at June 30, 2008 to $6.09 per MMBtu on December 2008.
Strategy Effectiveness
By executing the business strategies discussed above through 2008, we were able to:
▪	Achieve record production, earnings and cash flows for Terra and our stockholders;

▪	Provide returns to shareholders in the form of dividends and stock buybacks of $186 million;

▪	Initiate construction on the Woodward, Oklahoma upgrade project that will convert merchant ammonia into higher margin upgraded UAN;

▪	Grow the environmental business through Terra Environmental Technologies and complete a national distribution agreement to supply diesel emission fluid (DEF) to a fast-growing market;

▪	Receive cash consideration from joint venture operations of $161 million;

▪	Finalize the sale of the Beaumont, Texas methanol facility and receive consideration of $47 million;

▪	Maintain substantially funded pension plans during the recent market turmoil; and

▪	End the year with cash balances of $967 million, which included customer prepayments of $112 million.
Results of Operations
Consolidated Results
We reported 2008 net income attributable to Terra Industries Inc. of $641.0 million on revenues of $2.9 billion compared with 2007 net income attributable to Terra Industries Inc. of $201.9 million on revenues of $2.3 billion. The increase in net income attributable to Terra Industries Inc. and revenue is due to higher sales prices. The 2007 net income attributable to Terra Industries Inc. includes a $38.8 million early retirement of debt charge and a $39.0 million impairment charge. Diluted income per common share for 2008 was $6.20 compared with $1.90 for 2007.

The following table shows the results of operation for the three years ended December 31, 2008, 2007 and 2006 (certain percentages that are not considered to be meaningful are represented by “NM”):

	Year ended December 31,			2008-2007		2007-2006
(in millions, except per share data)	2008	2007	2006	Change	Percent	Change	Percent

Net sales	$2,891.5	$2,342.9	$1,819.7	548.6	23%	523.2	29%
Cost of sales	2,028.3	1,815.4	1,701.2	212.9	12%	114.2	7%

Gross profit	863.2	527.5	118.5	335.7	64%	409.0	345%
Gross profit percentage	29.9%	22.5%	6.5%	7.3%	NM	16.0%	NM
Selling, general and administrative expenses	70.7	92.0	68.4	(21.3)	(23%)	23.6	34%
Equity in earnings of North American affiliates	(56.2)	(16.2)	(17.0)	(40.0)	247%	0.8	(5%)

Income from operations	848.7	451.7	67.1	397.0	88%	384.6	573%
Interest expense, net	(4.0)	(11.8)	(41.5)	7.8	(66%)	29.7	(72%)
Loss on early retirement of debt	—	(38.8)	—	38.8	NM	(38.8)	NM

Income before income taxes, noncontrolling interest and equity earnings (loss) of GrowHow UK Limited	844.7	401.1	25.6	443.6	111%	375.5	1,466%
Income tax provision	(239.9)	(127.3)	(9.6)	(112.6)	88%	(117.7)	1,228%
Equity earnings (loss) of GrowHow UK Limited	95.6	(2.7)	—	98.3	NM	(2.7)	NM

Income from continuing operations, net of tax	700.4	271.1	16.0	429.3	158%	255.1	NM
Income (loss) from discontinued operations, net of tax	8.3	(18.9)	(0.5)	27.2	(144%)	(18.4)	NM

Net Income, before noncontrolling interest	708.7	252.2	15.5	456.5	181%	236.7	NM
Less: Net income attributable to noncontrolling interest	67.7	50.3	11.3	17.4	35%	39.0	NM

Net income attributable to Terra Industries Inc.	641.0	201.9	4.2	439.1	217%	197.7	NM

Diluted income per common share	$6.20	$1.90	$(0.01)
Weighted average diluted shares outstanding (in thousands)	103,359	106,454	92,676

The following table shows North American volumes and prices for the three years ended 2008, 2007 and 2006:

	2008		2007		2006
(quantities in	Sales	Average	Sales	Average	Sales	Average
thousands of tons)	Volumes	Unit Price(1)	Volumes	Unit Price(1)	Volumes	Unit Price(1)

Ammonia (2)	1,670	$552	1,765	$337	1,628	$313
UAN - 32% basis	3,917	$335	4,072	$226	3,408	$160
Urea (3)	249	$467	247	$333	244	$269
Ammonium nitrate (2)(4)	990	$309	968	$224	769	$203

(1)	After deducting $159.0 million, $137.3 million and $118.6 million outbound freight costs for 2008, 2007 and 2006, respectively.

(2)	Ammonia and ammonium nitrate (AN) sales volumes and prices have been adjusted to exclude Terra’s U.K. operations for comparability to 2008 volumes and pricing.

(3)	Urea sales volumes and prices include granular urea and urea solutions data.

(4)	Ammonium nitrate sales volumes and prices include agricultural grade AN, industrial grade AN (IGAN) and ammonium nitrate solution (ANS).

Results of Operations—2008 Compared with 2007
Our net sales for 2008 increased by 23% to $2.9 billion from $2.3 billion in 2007. The increase in net sales was primarily attributable to higher sales prices across all products resulting from strong nitrogen demand driven by high commodity grain prices. Specifically, 2008 ammonia, UAN and AN pricing were 64%, 48% and 38%, respectively, above 2007 price levels. Volumes for ammonia and UAN were down 5% and 4%, respectively, compared to 2007 due to light nitrogen demand in the fourth quarter, while AN volumes were unchanged. Net sales in 2007 included $319.1 million from U.K. operations which were contributed into the GrowHow UK Limited joint venture (GrowHow) during the 2007 third quarter and its 2008 results are classified as non-operating equity earnings.
Our gross margin was $863.2 million in 2008 compared to $527.5 in 2007 and increased as a percentage of sales to 29.9% from 22.5%. The gross margin percentage improvement for 2008 reflects price increases more than offsetting our increase in natural gas costs. For the year, natural gas unit costs, net of forward pricing gains and losses, increased by 32% from $7.08 per MMBtu in 2007 to $9.33 per MMBtu in 2008. We enter into forward sales commitments by utilizing forward pricing and prepayment programs with customers. We use derivative instruments to hedge a portion of our natural gas requirements. The use of these derivative instruments is designed to hedge exposure to natural gas price fluctuations for production required for forward sales estimates. As a result of forward price contracts, 2008 natural gas costs were $134.0 million higher than spot prices, as compared to 2007 natural gas costs which were $53.3 million higher than spot prices.
Primarily due to market price declines, we recorded an inventory valuation charge to cost of sales of $17.4 million for the fourth quarter 2008. For additional information regarding our accounting policy on inventory valuation, see Note 1, Summary of Significant Accounting Policies, of the Notes to the Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K.
Due to a significant decline in fertilizer demand during late 2008, we decided to temporarily halt production at our Donaldsonville, Louisiana and Woodward, Oklahoma facilities. We recorded a charge of $16.5 million to cost of sales representing the fair value carried in accumulated other comprehensive income (loss) of related derivative contracts because these contracts no longer qualify under hedge accounting. In addition, we recorded a $16.0 million charge to cost of sales representing a portion of fair value carried in accumulated other comprehensive income for those contracts that we determined would not result in production costs that would support reasonably profitable operations.
Discontinued Operations
We have reported our Beaumont, Texas methanol operations as discontinued operations for the years ending December 31, 2008 and 2007. The Beaumont operations were included in our methanol segment in prior years. In connection with reporting discontinued operations, we have determined that our methanol segment no longer meets the requirements of a reporting segment.
During the third quarter of 2007 we recorded an asset impairment charge of $39.0 million related to the Beaumont asset. We also recorded revenue of $12.0 million pursuant to a contractual agreement with the Methanex Corporation for each of the years ending December 31, 2008 and 2007.

Selling, General and Administrative Costs
Selling, general and administrative costs decreased $21.2 million primarily due to lower share-based compensation expense and U.K. operations included within 2007 results, offset by increases in salary and wages due to headcount increases in 2008 and professional services.
Equity Earnings of Unconsolidated Affiliates—North America
We recorded income of $56.2 million from our North American equity investments in 2008 as compared to $16.2 million in 2007. In addition, we also received cash distributions of $72.8 million from our North American equity investments in 2008 as compared to $29.5 in 2007. Our North American joint ventures benefited from strong market demand in 2008 which drove pricing increases.
Equity Earnings of Unconsolidated Affiliates—GrowHow
We recorded income of $95.6 million from GrowHow in 2008 as compared to a loss of $2.7 million in 2007. We received a contribution settlement payment and a balancing consideration payment from GrowHow of $27.4 million and $61.3 million, respectively, in 2008. Our U.K. operations were contributed into GrowHow on September 14, 2007, therefore 2007 results only include the period from formation through December 31, 2007. The joint venture benefited from strong market demand in 2008 which drove pricing increases. Additionally, the continued relative strength of the British pound provided favorable foreign exchange translation.
Noncontrolling Interest
Noncontrolling interest represents third-party interests in the earnings of the publicly held common units of Terra Nitrogen Company, L.P. (TNCLP). The 2008 and 2007 amounts are directly related to TNCLP earnings and losses. During 2008, the cumulative shortfall of the Minimum Quarterly Distribution was satisfied which entitled us to increased income allocations as provided for in the TNCLP Partnership Agreement. The 2008 noncontrolling interest balance reflects the impact of these adjusted income allocations. Our increased income allocation attributed to our General Partner interest was $36.6 million in the year ended December 31, 2008. The net income attributable to the noncontrolling interest was $67.7 million in 2008 and $50.3 million in 2007.
Income Taxes
Our income tax expense in 2008 and 2007 was $239.9 million and $127.3 million, respectively. The 2008 effective rate was 27.5%, compared to 36.6% in 2007. Our effective tax rate reflects tax benefits derived from operations outside the U.S. which are generally taxed at rates lower than the U.S. federal statutory rate of 35%.
The tax provision rate for 2008 includes a benefit of approximately $33.3 million related to a fourth quarter 2008 intercompany restructuring of our foreign operations into a global holding company structure. Terra’s effective tax rate also reflects tax credits primarily related to the Woodward, Oklahoma UAN upgrade project. The 2008 benefit recorded from current tax credit usage is approximately $19.5 million. Also during 2008, Terra completed its evaluation of the domestic manufacturer’s deduction provision of the American Jobs Creation Act of 2004 and recorded a benefit of approximately $13.3 million as a result of qualifying production activity income derived in the U.S.
For a full reconciliation of our effective tax rate to the U.S. federal and state statutory rates and further explanation of our provision for income taxes, see Note 20, Income Taxes, of the Notes to the Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K.

Results of Operations—2007 Compared with 2006
Our net sales increased by $523.2 million to $2.3 billion for 2007 compared to $1.8 billion for 2006. The increase was primarily due to increased nitrogen prices and increased sales quantities for ammonia, UAN and AN. Demand for nitrogen products increased due to higher production of key commodities, including corn and wheat, in response to higher prices.
Our gross margin increased by $409.0 million to $527.5 million for 2007, compared to $118.5 million for 2006. The increase in gross margin was primarily due to a $285.3 million increase in sales prices, a $75.3 million increase in sales volumes and lower natural gas unit costs.
Natural gas unit costs, net of forward pricing gains and losses, were $7.08 per MMBtu during 2007, compared to $7.03 per MMBtu during 2006. We enter into forward sales commitments by utilizing forward pricing and prepayment programs with customers. We use derivative instruments to hedge a portion of our natural gas requirements. The use of these derivative instruments is designed to hedge exposure to natural gas price fluctuations for production required for forward sales estimates. As a result of forward price contracts, 2007 natural gas costs for the nitrogen products segment were $53.3 million higher than spot prices, as compared to 2006 natural gas costs which were $50.3 million higher than spot prices.
Selling, General and Administrative Costs
Selling, general and administrative costs increased $23.6 million primarily due to higher share-based compensation expense due to the increases in our financial performance and stock price during 2007.
Equity Earnings of Unconsolidated Affiliates — North America
We recorded income of $16.2 million from our North American equity investments in 2007 as compared to $17.0 million in 2006. In addition, we also received cash distributions of $29.5 million from our North American equity investments in 2008 as compared to $35.9 million in 2007.
Equity Earnings of Unconsolidated Affiliates—GrowHow
We recorded a loss of $2.7 million from GrowHow during 2007. We did not receive any cash consideration from GrowHow in 2007. The equity earnings are classified as non-operating and excluded from income from operation as the investees’ operations do not provide additional capacity nor are the joint venture’s operations integrated with our North American supply chain. Included in the loss is approximately $13.0 million related to severance and other charges from the announced closure of the Severnside production facility and administrative operations.
Interest Income
Our interest income increased by $10.8 million in 2007 as compared to 2006. The increase is due to higher levels of cash throughout 2007.
Interest Expense and Loss on Early Retirement of Debt
Our interest expense decreased $18.9 million in 2007 to $29.1 million as compared to $48.0 million in 2006. The decrease in interest expense is due to the debt refinancing that we completed in February 2007. As a result of the debt refinancing, we recorded a $38.8 million charge for the early retirement of our bonds due in 2008 and 2010.

Income Taxes
Our income tax expense in 2007 and 2006 was $127.3 million and $9.6 million, respectively. The 2007 effective tax rate was 36.6%, compared to 76.1% in 2006. The 2006 effective tax rate differed from the statutory rate due primarily to the effect of currency fluctuations and disallowed interest expense on intercompany loans to non-U.S. subsidiaries.
Liquidity and Capital Resources
Summary
Our primary uses of cash and cash equivalents were to fund our working capital requirements, make payments for plant turnarounds and capital expenditures, repurchase our common stock under the share repurchase program, make distributions to noncontrolling interest, and fund a common stock dividend. The principal sources of funds were cash flows from operations and funds received from GrowHow, our 50% owned joint venture, and proceeds from the sale of the Beaumont, Texas facility. Cash and cash equivalent balances at December 31, 2008 were $966.7 million. During 2008, cash and cash equivalents increased $268.5 million.
Our cash equivalents included $755.5 million invested in money market mutual funds, all of which participate in the U.S. Treasury Money Markey Fund Guarantee Program, which was extended to April 30, 2009. There are no withdrawal restrictions on any of these funds. The remaining cash equivalents were invested in obligations of highly-rated financial institutions with an average weighted maturity of approximately 11 days.
Cash Flows
The following table summarizes our cash flows from operating, investing and financing activities for each of the past three fiscal years ($ in millions):

Total cash provided by (used in):	2008	2007	2006

Operating activities	$483.1	$747.9	$159.3
Investing activities	51.6	(94.5)	(48.8)
Financing activities	(262.2)	(133.6)	(19.7)
Effect of exchange rate changes on cash	(4.0)	(0.6)	1.9

Increase (decrease) in cash and cash equivalents	$268.5	$519.2	$92.7

Operating Activities
Our cash flows from operating activities were $483.1 million during 2008. The $483.1 million is comprised of $743.9 million from operations offset by $260.8 million from changes in our working capital accounts. The $743.9 million includes $708.7 million of net income before noncontrolling interest. The significant non-cash expenses that we incurred include $78.9 million of depreciation of property, plant and equipment and amortization of deferred plant turnaround costs, and $39.8 million of loss on derivatives; offset by $95.6 million of equity earnings from GrowHow and $15.2 million of deferred income taxes.
Included in the December 31, 2008 cash and cash equivalents balance of $966.7 million is $111.6 million of customer prepayments for the selling price and delivery costs of products that we expect to ship during the first half of 2009, as compared to the December 31, 2007 cash and cash equivalents balance of $698.2 which included $299.4 million in customer prepayments.

Investing Activities
Our cash flows from investing activities were $51.6 million during 2008. The primary sources of cash were related to the balancing consideration payment and contribution settlement from GrowHow of $61.3 million and $27.4 million, respectively. We also received $41.9 million from discontinued operations for the completed sale of the Beaumont, Texas facility to Eastman Chemical Company on December 31, 2008. The primary uses were related to $79.2 million of property, plant and equipment purchases for our operations and $10.1 million for turnaround activities.
Financing Activities
Our financing activities used cash of $262.2 million during 2008. The primary uses were $157.5 million to repurchase our common stock under our stock repurchase plan; $69.6 million of distributions to the noncontrolling interest holders of TNCLP; and $28.3 million for dividends paid to the holders of common stock.
Long-term Debt and Revolving Credit Facilities
During 2007, we completed a debt refinancing whereby we issued $330 million of 7% unsecured senior notes due 2017. These proceeds were used to redeem $200.0 million of 12 7/8% senior secured notes and $131.3 million of 11 1/2% second priority senior secured notes due 2010.
In connection with the debt refinancing, we extended the term of our revolving credit facilities (facilities) through 2012. Borrowing availability under the facilities is generally based on eligible cash balances, 85% of eligible accounts receivable and 60% of eligible inventory, less outstanding letters of credit. These facilities include $50 million solely dedicated for the use of TNCLP, one of our consolidated subsidiaries.
At December 31, 2008, there were no outstanding revolving credit borrowings and there were $6.6 million in outstanding letters of credit, resulting in remaining borrowing availability of approximately $193.4 million under the facilities. We are required to maintain a combined minimum unused borrowing availability of $30 million. The facilities also require that we adhere to certain limitations on additional debt, capital expenditures, acquisitions, liens, asset sales, investments, prepayments of subordinated indebtedness, changes in lines of business and transactions with affiliates. In addition, if our borrowing availability falls below a combined $60 million, we are required to have generated $60 million of operating cash flows, or earnings before interest, income taxes, depreciation, amortization and other non-cash items (as defined in the facilities) for the preceding four quarters. The facilities also require that there be no change of control related to Terra, such that no individual or group acquires more than 35% of the outstanding voting shares of Terra. Such change of control would constitute an event of default under the facilities.
Our ability to meet facilities covenants will depend on future operating cash flows, working capital needs, receipt of customer prepayments and trade credit terms. Failure to meet these covenants could result in additional costs and fees to amend the facilities or could result in termination of the facilities. Access to adequate bank facilities may be required to fund our need to build inventories during the second half of the year in order the ensure product availability during the peak sales season. We believe that our facilities are adequate for expected 2009 sales levels.
In addition, our ability to manage our exposure to commodity price risk in the purchase of natural gas through the use of financial derivatives may be affected by our ability to obtain sufficient credit terms. For additional information regarding commodity price risk, see Item 7A, Quantitative and Qualitative Disclosures about Market Risk.

Based on our December 31, 2008 financial position and the current market conditions for our finished products and for natural gas, we anticipate that we will be able to comply with our covenants through 2009.
Preferred Shares and Common Stock
We have 4.25% Cumulative Convertible Perpetual Series A Preferred Shares (Series A Preferred Shares) with a liquidation value of $1.6 million outstanding at December 31, 2008. The Series A Preferred Shares are not redeemable, but are convertible into common stock at a conversion price of $9.96 per common share at the option of the holder. These Series A Preferred Shares may, at our option, be automatically converted to common shares after December 20, 2009 if the closing price for common shares exceeds 140% of the conversion price for any twenty days within a consecutive thirty day period prior to such a conversion. Upon the occurrence of a fundamental change to our capital structure, including a change of control, merger, or sale of Terra, holders of the Series A Preferred Shares may require us to purchase any or all of their shares at a price equal to their liquidation value plus any accumulated, but unpaid, dividends. We also have the right, under certain conditions, to require holders of the Series A Preferred Shares to exchange their shares for convertible subordinated debentures with similar terms.
On August 20, 2008, our Board of Directors authorized us to make cash payments to holders of our Series A Preferred Shares, a total of which 120,000 shares were then outstanding, in order to induce such holders of Series A Preferred Shares to convert such Series A Preferred Shares to common stock of the Company. As a result of such action, a total of 118,400 Series A Preferred Shares were converted into 11,887,550 shares of the Company’s common stock during 2008 at a cash premium of $5.3 million.
During 2008, 2007 and 2006 we paid $3.9 million, $5.1 million and $5.1 million, respectively, for preferred share dividends. We paid $28.3 million in common share dividends in 2008. There were no common share dividends paid in 2007 or 2006.

Share Repurchases
In May 2008, the Board authorized the repurchase of 10 million shares and carries over the balance of 2.8 million unpurchased shares from the prior program, for total authorization of approximately 12.8 million shares, representing approximately 14% of our then outstanding common stock, on the open market in private transactions or otherwise. During 2008, the repurchases under the stock buyback programs were:

			Total Number of
	Total		Shares Purchased as	Maximum Number of
Month of	Number of	Average	Part of Publicly	Shares that May Yet Be
Share	Shares	Price Paid	Announced Plans or	Purchased Under the
Purchases	Purchased	per Share	Programs	Plans or Programs

May 2008	189,150	$39.65	189,150	12,652,567
August 2008	772,180	45.91	961,330	11,880,387
September 2008	1,626,355	39.69	2,587,685	10,254,032
October 2008	200,000	21.90	2,787,685	10,054,032
November 2008	2,605,370	17.51	5,393,055	7,448,662
Capital Expenditures
During 2008 and 2007, we funded plant and equipment purchases of $79.2 million and $31.7 million, respectively. Our 2008 capital expenditures were primarily for replacement or sustaining capital needs. The 2008 capital expenditures included $18.6 million related to the restart of the Donaldsonville, Louisiana facility. In April of 2008, we announced plans to expand the upgrading capacity at our Woodward, Oklahoma nitrogen manufacturing facility. We expect the project to cost $180.0 million and to be completed by the end of 2010. During 2008, capital expenditures related to the expansion were $13.0 million.
We expect 2009 plant and equipment purchases to approximate $170-175 million consisting primarily of $65-70 million in expenditures for replacement of equipment or to improve operating results at our manufacturing facilities and approximately $105 million for the expansion of our Woodward, Oklahoma facility.
Plant turnaround costs represent cash used for the periodic scheduled major maintenance of our continuous process production facilities that is performed at each plant, generally every two years. We funded $10.1 million and $50.7 million of plant turnaround costs in 2008 and 2007, respectively. We estimate 2009 plant turnaround costs will approximate $20-25 million.
Off-Balance Sheet Transactions
We have leases for equipment, railcars and production, office and storage facilities. These leases are accounted for as operating leases. The assets and liabilities associated with the operating leases are not recorded on our balance sheet.
In conjunction with the formation of GrowHow, we commenced the closure of our Severnside, U.K. facility. Pursuant to the agreement with Kemira, we are responsible for any remediation costs required to prepare the Severnside site for disposal. We have an option to purchase the Severnside land for a nominal amount at any time prior to sale. If we elect not to exercise this option, we are still entitled to receive the sales proceeds. We anticipate that the proceeds related to the sale of the Severnside land would exceed the total cost of reclamation of the site.

Contractual Obligations
Contractual obligations and commitments to make future payments at December 31, 2008 were:

(in millions)			Payments Due In
	Total	2009	2010-2011	2012-2013	Thereafter

Long-term debt	$330.0	$—	$—	$—	$330.0
Interest expense on long-term debt	184.8	23.1	46.2	46.2	69.3
Operating leases	141.1	40.0	65.9	28.4	6.8
Ammonia purchase obligations (1)	1,470.8	147.1	294.2	294.2	735.3
Natural gas and other purchase obligations	357.6	307.0	38.9	11.7	—

Total (2)	$2,484.3	$517.2	$445.2	$380.5	$1,141.4

1.	We have a contractual obligation to purchase one-half of the ammonia produced by Point Lisas. The purchase price is based on the average market price of ammonia, F.O.B. Caribbean, less a discount. Obligations in the above table are based on purchasing 360,000 short tons per year at the December 2008 average price paid. This contract expires in October 2018.

2.	The total contractual obligations and commitments do not include a FIN 48 liability of $35.9 million. (See Note 21, Unrecognized Tax Benefit, to our Consolidated Financial Statements included in Item 8, Financial Statements and Supplemental Data, of this Annual Report on Form 10-K.)
Pension Assets and Liabilities
We have three pension plans—an employees’ retirement plan (U.S. Employees’ Plan) and an excess benefit plan (U.S. Excess Plan) in the United States and a pension plan for employees of Terra International (Canada) Inc. (Canadian Employees’ Plan) in Canada. Our U.S. Employees’ Plan and Canada Employees’ Plan are fully funded with combined plan assets exceeding projected benefit obligations by $3.2 million. Our U.S. Excess Plan is unfunded and had a projected benefit obligation of $9.9 million at December 31, 2008. The pension projected benefit obligations were computed based on a 6.7% discount rate, which was based on yields for high-quality corporate bonds (Moody’s Investor Service “AA” rated or equivalent) with a maturity approximating the duration of our pension obligation. Future declines in comparable bond yields would increase our pension obligation and future increases in bond yields would decrease our pension obligation. Our pension obligation, net of plan assets, could increase or decrease depending on the extent that returns on pension plan assets is lower or higher than the discount rate.
Our cash contributions to pension plans were $2.6 million in 2008. Future contributions depend on our funding decisions, actual returns for plan assets, and legislative changes to pension funding requirements and/or plan amendments. See Note 17, Retirement Benefit Plans, of the Notes to our Consolidated Financial Statements included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K for further information on our retirement benefits plans.
Environmental, Health and Safety
Expenditures related to environmental, health and safety regulation compliance are primarily composed of operating costs that totaled $11.6 million in 2008. Because environmental health and safety regulations are expected to continue to change and generally to become more restrictive than current requirements, the cost of compliance likely will increase. We do not expect compliance with such regulations to have a material adverse effect on the results of operations, financial position or net cash flows.
We incurred $7.3 million of 2008 capital expenditures to ensure compliance with environmental, health and safety regulations. We may be required to install additional air and water quality control equipment, such as low nitrous oxide burners, scrubbers, ammonia sensors and continuous emission monitors to continue to achieve compliance with the Clean Air Act and similar requirements. These equipment requirements typically apply to competitors as well. We estimate that the cost of complying with these existing requirements in 2009, 2010, 2011 and beyond will be approximately $30.8 million in the aggregate.
Noncontrolling Interest
Noncontrolling interest represents the third party interest in the earnings of the publicly held common units of Terra Nitrogen Company, L.P. We own 75.3% of the outstanding units. TNCLP makes cash distributions to the General and Limited Partners based upon formulas defined in the Agreement of Limited Partnership. Available Cash for distribution is defined generally as all cash receipts less all cash disbursements, adjusted for changes in certain reserves established as the General Partner determines in its reasonable discretion to be necessary. Cash distributions to the Limited Partner and General Partner vary depending on when the cumulative distributions exceed the Minimum Quarterly Distribution (MQD) target levels set forth in the Agreement of Limited Partnership.
During 2008, the cumulative shortfall of the MQD was satisfied which entitled the General Partner to increased income allocations as provided for in the Agreement of Limited Partnership. The increased income allocation attributed to our General Partner interest was $36.6 million for 2008.
During 2008, 2007 and 2006, TNCLP distributed $69.6 million, $35.2 million and $8.9 million, respectively, to the minority TNCLP common unitholders.
On February 10, 2009, TNCLP announced a $2.97 per unit distribution to be paid during the first quarter of 2009.
Application of Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in our Consolidated Financial Statements and accompanying notes. Note 1, Summary of Significant Accounting Policies, of the Notes to the Consolidated Financial Statements, included in Item 8, Financial Statements and Supplemental Data, of this Annual Report on Form 10-K describes the significant accounting policies and methods used in preparing the Consolidated Financial Statements. Management considers the accounting policies described below to be our most critical accounting policies because they are impacted significantly by estimates that management makes. Management bases its estimates on historical experience or various assumptions that they believe to be reasonable under the circumstances, and the results form the basis for making judgments about the reported values of assets, liabilities, revenues and expenses. Management has discussed the development and selection of our critical accounting estimates, and the disclosure regarding them, with the audit committee of our Board of Directors, and does so on a regular basis. Actual results may differ materially from these estimates.

Derivative and Financial Instruments
We enter into derivative financial instruments, including swaps, basis swaps and put and call options, to manage the effect of changes in natural gas costs and the prices of our nitrogen products. We evaluate each derivative transaction and make an election of whether to designate the derivative as a fair-value or cash flow hedge or not to elect hedge designation for the derivative. Upon election of hedge designation, and to the extent such hedge is determined to be effective, changes in fair value are either (a) offset by the change in fair value of the hedged asset or liability or (b) reported as a component of accumulated other comprehensive income (loss) in the period of change, and subsequently recognized in the determination of net income in the period that the offsetting hedged transaction occurs. For derivatives that are not designated as hedges, or to the extent a hedge-designated derivative is determined to be ineffective, changes in fair value are recognized in earnings in the period of change.
Until our derivatives settle, we test the derivatives for ineffectiveness. This includes assessing the correlation of NYMEX pricing, which is commonly used as an index in natural gas derivatives, to the natural gas pipelines’ pricing at our manufacturing facilities. This assessment requires management judgment to determine the statistically- and industry-appropriate analysis of prior operating relationships between the NYMEX prices and the natural gas pipelines’ prices at our facilities.
To the extent possible, we base our market value calculations on third party data. Due to multiple types of settlement methods available, not all settlement methods for future period trades are available from third party sources. In the event that a derivative is measured for fair value based on a settlement method that is not readily available, we estimate the fair value based on forward pricing information for similar types of settlement methods.
Revenue Recognition
Revenue is recognized when persuasive evidence of a transaction exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectability is probable. Revenue from sales is generally recognized upon shipment of product to the customer in accordance with the terms of the sales agreement. As part of the revenue recognition process, we determine whether collection of trade receivables are reasonably assured based on various factors, including evaluation of whether there has been deterioration in the credit quality of our customers that could result in the inability to collect the receivable balance. In situations where it is unclear whether we will be able to collect the receivable, revenue and related costs are deferred. Related costs are recognized when it has been determined that the collection of the receivable is unlikely.
Inventory Valuation
Inventories are stated at the lower of cost or market. Market is defined as current replacement cost, except that market should not exceed the net realizable value and should not be less than net realizable value reduced by an allowance for an approximately normal profit margin. The cost of inventories is determined by using the first-in, first-out method. We perform a monthly analysis of our inventory balances to determine if the carrying amount of inventories exceeds their net realizable value. Our determination of estimated net realizable value is based on customer orders, market trends and historical pricing. If the carrying amount exceeds the estimated net realizable value, the carrying amount is reduced to the estimated net realizable value. We estimate a reserve for obsolescence and excess of our materials and supplies inventory. Inventory is stated net of the reserve.

Pension Assets and Liabilities
Pension assets and liabilities are affected by the estimated market value of plan assets, estimates of the expected return on plan assets and discount rates. Actual changes in the fair market value of plan assets and differences between the actual return on plan assets and the expected return on plan assets will affect the amount of pension expense ultimately recognized. Our pension plans for U.S. and Canada employees are fully funded. We have a pension plan for certain employees that is unfunded. The December 31, 2008 pension obligation was computed based on an average 6.7% discount rate, which was based on yields for high-quality corporate bonds with a maturity approximating the duration of our pension liability. The long-term return on plan assets is determined based on historical portfolio results and management’s expectations of the future economic environment. Declines in comparable bond yields would decrease our net pension asset. Our net pension asset could increase or decrease depending on the extent to which returns on pension plan assets are lower or higher than the discount rate.
Deferred Income Taxes
Terra accounts for income taxes using the asset and liability method described in Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized.
Additionally, undistributed earnings of a subsidiary are accounted for as a temporary difference, except that undistributed earnings of Terra’s foreign subsidiaries and affiliated corporate joint ventures accounted for on the equity method are considered to be permanently reinvested, and accordingly, no provision for U.S. income taxes has been provided thereon. If we were to receive distributions from any of these foreign subsidiaries or affiliates or determine the undistributed earnings of these foreign subsidiaries or affiliates to not be permanently reinvested, we could be subject to U.S. tax liabilities which have not been provided for in the consolidated financial statements.
Significant judgment is required in determining the worldwide provision for income taxes and there are many transactions for which the ultimate tax outcome is uncertain. It is our policy to establish provisions for taxes that may become payable in future years as a result of an examination by tax authorities. We establish the provisions based upon management’s assessment of exposure associated with permanent tax differences, tax credits and other filing positions. The provisions are analyzed periodically and adjustments are made as events occur that warrant adjustments to those provisions.
Plant Turnaround Costs
Plant turnarounds are periodically performed to extend the useful life, increase output and/or efficiency and ensure the long-term reliability and safety of integrated plant machinery at our continuous process production facilities. The nature of a turnaround is such that it occurs on less than annual basis and requires a multi-week shutdown of plant operations. Specific procedures performed during the turnaround include the disassembly, inspection and replacement or overhaul of plant machinery (boilers, pressure vessels, piping, heat exchangers, etc.) and rotating equipment (compressors, pumps, turbines, etc.), equipment recalibration and internal equipment efficiency assessments.
Preceding a turnaround, plants experience decreased efficiency in resource conversion to finished products. Replacement or overhaul of equipment and items such as compressors, turbines, pumps, motors, valves, piping and other parts that have an estimated useful life of at least two years, the internal assessment of production equipment, replacement of aged catalysts, and new installation/recalibration of measurement and control devices result in increased production output and/or improved plant efficiency after the turnaround. Turnaround activities are betterments that meet at least one of the following criteria: 1) extend the equipment useful life, or 2) increase the output and/or efficiency of the equipment. As a result, we follow the deferral method of accounting for these turnaround costs and thus they are capitalized and amortized over the period benefited, which is generally the two-year period until the next turnaround. Turnaround activities may extend the useful life of the assets since the overhaul of heat exchangers, pressure vessels, compressors, turbines, pumps, motors, etc. allow the continued use beyond the original design. If criteria for betterment or useful life extension are not met, we expense the turnaround expenditures as repair and maintenance activities in the period performed.
Impairment of Long-Lived Assets
Management assesses the recoverability of long-lived assets when indicators of impairment exist. The assessment of the recoverability of long-lived assets reflects management’s assumptions and estimates. Factors that management must estimate when performing impairment tests include sales demand, production levels, prices and costs, inflation, discount rates, currency exchange rates and capital spending. Significant management judgment is involved in estimating these factors, and they include inherent uncertainties. All assumptions utilized in the impairment analysis are consistent with management’s internal planning.
During 2007, we entered into an option agreement to sell our Beaumont, Texas facility. In connection with this option agreement, we evaluated the Beaumont facility for impairment and determined that the assets were impaired. We recorded a $39 million impairment charge for these assets.
Recently Issued Accounting Standards
In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS 141R, Business Combinations (SFAS 141R), which changes the way we account for business acquisitions. SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. SFAS 141R is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. We are currently evaluating the future impacts and disclosures of SFAS 141R.
In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 is an amendment of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). To address concerns that the existing disclosure requirements of SFAS 133 do not provide adequate information, SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the future impacts and disclosures of SFAS 161.
In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1). The FASB decided that unvested share-based payout awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method under SFAS 128, Earnings per Share. This guidance is effective for fiscal years beginning after December 15, 2008 and interim periods within those years and prior periods must be adjusted retrospectively. We are currently assessing the impact FSP EITF 03-6-1 will have on our financial statements.
In December 2008, the FASB issued FSP FAS 132(R)-1, Employers Disclosures about Postretirement Benefit Plan Assets, which amends Statement 132(R) to require more detailed disclosures about employers’ pension plan assets. New disclosures will include more information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. This new standard requires new disclosures only, and will have no impact on our consolidated financial position, results of operations or cash flows. These new disclosures will be required for us beginning in our Form 10-K for the 2009 fiscal year.
Item 8. Financial Statements and Supplementary Data
Our management is responsible for the preparation, integrity and objectivity of the accompanying consolidated financial statements and the related financial information. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and necessarily include certain amounts that are based on estimates and informed judgments. Our management also prepared the related financial information included in this Annual Report on Form 10-K and is responsible for its accuracy and consistency with the consolidated financial statements.
The accompanying consolidated financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, who conducted its audits in accordance with the standards of the Public Accounting Oversight Board. The independent registered public accounting firm’s responsibility is to express an opinion as to the fairness with which such financial statements present our financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Terra Industries Inc.:
We have audited the accompanying consolidated balance sheets of Terra Industries Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Terra Industries Inc. and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, the accompanying financial statements have been retrospectively adjusted for the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS 160). As discussed in note 17 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, relating to the recognition and related disclosure provisions effective December 31, 2006.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009, expressed an unqualified opinion on the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 27, 2009 (September 30, 2009 as to the effects of adoption of SFAS 160 as discussed in Note 1 and updates to the subsequent events as discussed in Note 26)

Consolidated Statements of Financial Position

	At December 31,
(in thousands)	2008	2007

Assets
Cash and cash equivalents	$966,700	$698,238
Accounts receivable, less allowance for doubtful accounts of $290 and $264	130,390	171,183
Inventories	197,091	129,321
Margin deposits with derivative counterparties	36,945	638
Other current assets	61,338	28,195
Current assets of discontinued operations (Note 2)	—	2,335

Total current assets	1,392,464	1,029,910

Property, plant and equipment, net	403,313	389,728
Equity method investments	270,915	351,986
Deferred plant turnaround costs, net	23,467	42,190
Other assets	22,858	31,484
Noncurrent assets of discontinued operations (Note 2)	—	43,029

Total assets	$2,113,017	$1,888,327

Liabilities
Accounts payable	$99,893	$110,687
Customer prepayments	111,592	299,351
Derivative hedge liabilities	125,925	14,733
Accrued and other current liabilities	127,770	87,922
Current liabilities of discontinued operations (Note 2)	—	4,993

Total current liabilities	465,180	517,686

Long-term debt	330,000	330,000
Deferred taxes	61,443	99,854
Pension liabilities	9,170	9,268
Other liabilities	78,553	84,876
Noncurrent liabilities of discontinued operations (Note 2)	—	739

Total liabilities	944,346	1,042,423

Commitments and contingencies (Note 13)	—	—

Preferred Shares—liquidation value of $1,600 and $120,000 (Note 14)	1,544	115,800

Common Stockholders’ Equity
Capital stock
Common Shares, authorized 133,500 shares; 99,330 and 89,587 shares outstanding	152,111	142,170
Paid-in capital	579,164	618,874
Accumulated other comprehensive loss	(175,529)	(44,180)
Retained earnings (accumulated deficit)	507,299	(95,341)

Total common stockholders’ equity	1,063,045	621,523
Noncontrolling interest	104,082	108,581

Total equity	1,167,127	730,104

Total liabilities and equity	$2,113,017	$1,888,327

See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Operations

	Year ended December 31,
(in thousands, except per-share amounts)	2008	2007	2006

Product revenues	$2,880,255	$2,335,874	$1,816,045
Other income	11,224	7,055	3,651

Total Revenue	2,891,479	2,342,929	1,819,696

Cost and Expenses
Cost of sales	2,028,252	1,815,421	1,701,179
Selling, general and administrative expense	70,736	91,971	68,391
Equity earnings of North American affiliates (Note 8)	(56,237)	(16,209)	(17,013)

	2,042,751	1,891,183	1,752,557

Income from operations	848,728	451,746	67,139
Interest income	23,370	17,262	6,457
Interest expense	(27,369)	(29,100)	(47,991)
Loss on early retirement of debt	—	(38,836)	—

Income before income taxes, noncontrolling interest and equity earnings (loss) of GrowHow UK Limited	844,729	401,072	25,605
Income tax provision	(239,851)	(127,316)	(9,590)
Equity earnings (loss) of GrowHow UK Limited (Note 8)	95,578	(2,718)	—

Income from continuing operations, net of tax	700,456	271,038	16,015
Income (loss) from discontinued operations, net of tax (Note 2)	8,269	(18,861)	(516)

Net income before noncontrolling interest	708,725	252,177	15,499
Less: Net income attributable to the noncontrolling interest	67,684	50,281	11,286

Net income attributable to Terra Industries Inc.	641,041	201,896	4,213

Amounts attributable to Terra Industries Inc. common stockholders:
Income from continuing operations, net of tax	$632,772	$220,757	$4,729
Income (loss) from discontinued operations, net of tax	8,269	(18,861)	(516)
Less: Inducement payment of preferred stock conversion	5,266	—	—
Less: Preferred share dividends	3,876	5,100	5,100

Net income (loss) attributable to Terra Industries Inc. common stockholders	$631,899	$196,796	$(887)

Basic income per common share attributable to Terra Industries Inc. common stockholders:
Continuing operations	$6.65	$2.38	$—
Discontinued operations (Note 2)	0.09	(0.21)	(0.01)

Basic income per common share	$6.74	$2.17	$(0.01)

Diluted income per common share attributable to Terra Industries Inc. common stockholders:
Continuing operations	$6.12	$2.07	$—
Discontinued operations (Note 2)	0.08	(0.17)	(0.01)

Diluted income per common share	$6.20	$1.90	$(0.01)

Weighted Average Shares Outstanding:
Basic	93,827	90,575	92,676
Diluted	103,359	106,454	92,676
See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2008	2007	2006

Operating Activities
Net income before noncontrolling interest	$708,725	$252,177	$15,499
Income (loss) from discontinued operations	8,269	(18,861)	(516)

Income from continuing operations, net of tax	700,456	271,038	16,015
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	78,854	94,784	108,069
Loss on sale of property, plant and equipment	2,321	—	—
Deferred income taxes	(15,180)	103,400	3,777
Distributions in excess of equity earnings	8,343	8,536	9,202
Equity earnings of GrowHow UK Limited	(95,578)	2,718	—
Non-cash loss on derivatives	39,779	1,300	933
Share-based compensation	8,104	28,102	7,010
Amortization of intangible and other assets	8,705	6,954	6,878
Non-cash loss on early retirement of debt	—	4,662	—
Change in operating assets and liabilities:
Accounts receivable	36,310	(38,180)	16,128
Inventories	(71,422)	45,772	(14,097)
Accounts payable and customer prepayments	(197,452)	218,081	38,173
Margin deposits with derivative counterparties	(36,307)	(601)	7,111
Other assets and liabilities, net	8,050	(12,782)	(44,234)

Net cash flows from operating activities — continuing operations	474,983	733,784	154,965
Net cash flows from operating activities — discontinued operations	8,161	14,081	4,295

Net Cash Flows from Operating Activities	483,144	747,865	159,260

Investing Activities
Capital expenditures and plant turnaround expenditures	(89,307)	(82,376)	(86,137)
Changes in restricted cash	—	—	8,595
Proceeds from the sale of property, plant and equipment	2,073	24	19,100
Distributions received from unconsolidated affiliates	8,180	4,705	9,660
Cash retained by GrowHow UK Limited	—	(16,788)	—
Contribution settlement received from GrowHow UK Limited	27,427	—	—
Balancing consideration payment from GrowHow UK Limited	61,272	—	—

Net cash flows from investing activities — continuing operations	9,645	(94,435)	(48,782)
Net cash flows from investing activities — discontinued operations	41,879	—	—

Net Cash Flows from Investing Activities	51,524	(94,435)	(48,782)

Financing Activities
Issuance of debt	—	330,000	—
Payments under borrowing arrangements	—	(331,300)	(37)
Payments for debt issuance costs	—	(6,444)	—
Preferred share dividends paid	(3,876)	(5,100)	(5,100)
Inducement payment to preferred stockholders	(5,266)	—	—
Common stock dividends paid	(28,274)	—	—
Common stock issuances and vestings	(9,839)	(1,424)	363
Excess tax benefits from equity compensation plans	12,122	3,317	1,255
Payments under share repurchase program	(157,500)	(87,426)	(18,796)
Distribution to noncontrolling interests	(69,557)	(35,239)	(8,861)
Changes in overdraft protection arrangements	—	—	11,443

Net cash flows from financing activities — continuing operations	(262,190)	(133,616)	(19,733)
Net cash flows from financing activities — discontinued operations	—	—	—

Net Cash Flows from Financing Activities	(262,190)	(133,616)	(19,733)

Effect of Exchange Rate Changes on Cash	(4,016)	(593)	1,906

Increase in Cash and Cash Equivalents	268,462	519,221	92,651
Cash and Cash Equivalents at Beginning of Year	698,238	179,017	86,366

Cash and Cash Equivalents at End of Year	$966,700	$698,238	$179,017

Supplemental cash flow information:
Interest paid	$24,256	$23,200	$42,150
Income tax refunds received	1,455	558	—
Income taxes paid	200,528	22,697	1,930
Supplemental schedule of non-cash investing and financing activities:
Conversion of warrants to common stock	$2,496	$568	$—
Conversion of preferred shares to common stock	114,256	—	—
Terra Nitrogen U.K. contributed for equity investment	—	213,235	—
Stock incentive plan	—	—	4,218
Supplemental schedule of unconsolidated affiliate distributions received from GrowHow UK Limited:
Contribution settlement and balancing consideration payments received	88,699	—	—
Supplemental schedule of unconsolidated affiliates distributions received from North America:
Equity in earnings of unconsolidated affiliates	$56,237	$16,209	$17,013
Distributions in excess of equity earnings	8,343	8,536	9,202
Distributions received from unconsolidated affiliates	8,180	4,705	9,660

Total cash distributions from North American unconsolidated affiliates	$72,760	$29,450	$35,875

See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Changes in Common Stockholders’ Equity

				Accumulated			(Accumulated
				Other			Deficit)
	Common Stock		Paid-In	Comprehensive	Unearned	Noncontrolling	Retained		Comprehensive
(in thousands)	Shares	Amount	Capital	Loss	Compensation	Interest	Earnings	Total	Income

January 1, 2006	95,171	$146,994	$712,671	$(70,143)	$(5,369)	$92,258	$(291,250)	$585,161

Comprehensive Income (Loss):
Net income	—	—	—	—	—	11,286	4,213	15,499	$15,499
Foreign currency translation adjustments	—	—	—	33,618	—	—	—	33,618	33,618
Change in fair value of derivatives, net of taxes of $3,513	—	—	—	(6,727)	—	—	—	(6,727)	(6,727)
Pension and post-retirement benefit liabilities, net of taxes of $4,289	—	—	—	(11,850)	—	—	—	(11,850)	(11,850)

Comprehensive income before noncontrolling interest									30,540
Comprehensive income attributable to noncontrolling interest									(11,286)

Comprehensive income attributable to Terra Industries Inc.									$19,254

Adoption of SFAS 158, net of taxes of $4,650	—	—	—	(8,637)	—	—	—	(8,637)
Distributions to noncontrolling interest	—	—	—	—	—	(8,861)	—	(8,861)
Preferred share dividends	—	—	—	—	—	—	(5,100)	(5,100)
Exercise of stock options	95	95	268	—	—	—	—	363
Net vested stock	39	562	(714)	—	—	—	—	(152)
Shares purchased and retired under share repurchase program	(2,675)	(2,675)	(16,121)	—	—	—	—	(18,796)
Reclassification for adoption of SFAS 123 R	—	—	(5,369)	—	5,369	—	—	—
Share-based compensation	—	—	3,161	—	—		—	3,161
Other	—	—	—	—	—	4	—	4

December 31, 2006	92,630	144,976	693,896	(63,739)	—	94,687	(292,137)	577,683

Comprehensive Income (Loss):
Net income	—	—	—	—	—	50,281	201,896	252,177	$252,177
Foreign currency translation adjustments	—	—	—	(46,882)	—	—	—	(46,882)	(46,882)
Change in fair value of derivatives, net of taxes of $3,351	—	—	—	7,372	—	(1,148)	—	6,224	6,224
Pension and post-retirement benefit liabilities, net of taxes of $8,599	—	—	—	15,797	—	—	—	15,797	15,797

Transfer of U.K. pension plan to GrowHow UK Limited	—	—	—	43,272	—	—	—	43,272
Comprehensive income before noncontrolling interest									227,316
Comprehensive income attributable to noncontrolling interest									(49,133)

Comprehensive income attributable to Terra Industries Inc.									$178,183

Distributions to noncontrolling interest	—	—	—	—	—	(35,239)	—	(35,239)
Preferred share dividends	—	—	—	—	—	—	(5,100)	(5,100)
Exercise of stock options	336	336	786	—	—	—	—	1,122
Net vested stock	53	290	(2,836)	—	—	—	—	(2,546)
Net conversion of warrants	568	568	(568)	—	—	—	—	—
Shares purchased and retired under share repurchase program	(4,000)	(4,000)	(83,426)	—	—	—	—	(87,426)
Share-based compensation	—	—	11,022	—	—	—	—	11,022

December 31, 2007	89,587	$142,170	$618,874	$(44,180)	$—	$108,581	$(95,341)	$730,104

Consolidated Statements of Changes in Common Stockholders’ Equity (continued)

				Accumulated
				Other
	Common Stock		Paid-In	Comprehensive	Noncontrolling	Retained	Comprehensive
(in thousands)	Shares	Amount	Capital	Loss	Interest	Earnings	Total	Income

Comprehensive Income (Loss):
Net income	—	$—	$—	$—	$67,684	$641,041	$708,725	$708,725
Foreign currency translation adjustments	—	—	—	(98,308)	—	—	(98,308)	(98,308)
Change in fair value of derivatives, net of taxes of ($22,157)	—	—	—	(31,861)	(2,626)	—	(34,487)	(34,487)
Pension and post-retirement benefit liabilities, net of taxes of ($1,947)	—	—	—	(1,180)	—	—	(1,180)	(1,180)

Comprehensive income before noncontrolling interest								574,750
Comprehensive income attributable to noncontrolling interest								(65,058)

Comprehensive income attributable to Terra Industries Inc.								$509,692

Distributions to noncontrolling interest	—	—	—	—	(69,557)	—	(69,557)
Preferred share dividends	—	—	—	—	—	(3,876)	(3,876)
Common stock dividends	—	—	—	—	—	(28,274)	(28,274)
Excess tax benefit	—	—	14,603	—	—	—	14,603
Exercise of stock options	11	11	23	—	—	—	34
Net vested stock	277	475	(12,897)	—	—	—	(12,422)
Net conversion of warrants	2,961	2,961	(413)	—	—	—	2,548
Inducement of preferred stock	11,887	11,887	102,368	—	—	(5,266)	108,989
Shares purchased and retired under the share repurchase program	(5,393)	(5,393)	(152,107)	—	—	—	(157,500)
Share-based compensation	—	—	8,713	—	—	—	8,713
Adoption of SFAS 158 measurement to date	—	—	—	—	—	(985)	(985)

December 31, 2008	99,330	$152,111	$579,164	$(175,529)	$104,082	$507,299	$1,167,127

See accompanying Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements
1. Summary of Significant Accounting Policies
Basis of presentation: The Consolidated Financial Statements include the accounts of Terra Industries Inc. and all majority owned subsidiaries (Terra, we, our, or us). All intercompany accounts and transactions have been eliminated. Noncontrolling interest in earnings and ownership has been recorded for the percentage of limited partnership common units not owned by us for each respective period presented.
Description of business: We produce nitrogen products for agricultural dealers and industrial users, and methanol for industrial users.
Foreign exchange: Results of operations for the foreign subsidiaries are translated using average currency exchange rates during the period; assets and liabilities are translated using period-end rates. Resulting translation adjustments are recorded as foreign currency translation adjustments in accumulated other comprehensive income (loss) in stockholders’ equity.
Cash and cash equivalents: Cash and cash equivalents consist of all cash balances and all highly liquid investments purchased with an original maturity of three months or less.
Inventories: Production costs include the cost of direct labor and materials, depreciation and amortization, and overhead costs related to manufacturing activities. We allocate fixed production overhead costs based on the normal capacity of our production facilities and unallocated overhead costs are recognized as expense in the period incurred. We determine the cost of inventories using the first-in, first-out method.
Inventories are stated at the lower of cost or market. Market is defined as current replacement cost, except that market should not exceed the net realizable value and should not be less than net realizable value reduced by an allowance for an approximately normal profit margin. The cost of inventories is determined using the first-in, first-out method. We perform a monthly analysis of our inventory balances to determine if the carrying amount of inventories exceeds our net realizable value. Our determination of estimated net realizable value is based on customer orders, market trends and historical pricing. If the carrying amount exceeds the estimated net realizable value, the carrying amount is reduced to the estimated net realizable value. Primarily due to market price declines, we recorded an inventory valuation charge to cost of sales of $17.4 million for the fourth quarter 2008.
We estimate a reserve for obsolescence and excess of our materials and supplies inventory. Inventory is stated net of the reserve.
Property, plant and equipment: Expenditures for plant and equipment additions, replacements and major improvements are capitalized. Related depreciation is charged to expense on a straight-line basis over estimated useful lives ranging from 15 to 22 years for buildings and 2 to 18 years for plants and equipment. Equipment under capital leases is recorded in property with the corresponding obligations in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate future minimum lease payments. Maintenance and repair costs are expensed as incurred.
Plant turnaround costs: Plant turnarounds are periodically performed to extend the useful life, increase output and/or efficiency and ensure the long-term reliability and safety of integrated plant machinery at our continuous process production facilities. The nature of a turnaround is such that it occurs on less than an annual basis and requires a multi-week shutdown of plant operations. Specific procedures performed during the turnaround include the disassembly, inspection and replacement or overhaul of plant machinery (boilers, pressure vessels, piping, heat exchangers, etc.) and rotating equipment (compressors, pumps, turbines, etc.), equipment recalibration and internal equipment efficiency assessments.
Preceding a turnaround, plants experience decreased efficiency in resource conversion to finished products. Replacement or overhaul of equipment and items such as compressors, turbines, pumps, motors, valves, piping and other parts that have an estimated useful life of at least two years, the internal assessment of production equipment, replacement of aged catalysts, and new installation/recalibration of measurement and control devices result in increased production output and/or improved plant efficiency after the turnaround. Turnaround activities are betterments that meet at least one of the following criteria: 1) extend the equipment useful life, or 2) increase the output and/or efficiency of the equipment. As a result, we follow the deferral method of accounting for these turnaround costs and thus they are capitalized and amortized over the period benefited, which is generally the two-year period until the next turnaround. Turnaround activities may extend the useful life of the assets since the overhaul of heat exchangers, pressure vessels, compressors, turbines, pumps, motors, etc. allow the continued use beyond the original design. If criteria for betterment or useful life extension are not met, we expense the turnaround expenditures as repair and maintenance activities in the period performed.
In addition, state and certain other regulatory agencies require a scheduled biennial safety inspection of plant components, such as steam boilers and registered pressure vessels and piping, which can only be performed during the period of shut down. A full shutdown and dismantling of components of the plant is generally mandatory to facilitate the inspection and certification. We defer costs associated with regulatory safety inspection mandates that are incurred during the turnaround. These costs are amortized over the period benefited, which is generally the two-year period until the next turnaround.
During a turnaround event, there will also be routine repairs and maintenance activities performed for normal operating purposes. The routine repairs and maintenance costs are expensed as incurred. We do not classify routine repair and maintenance activities as part of the turnaround cost capitalization since they are not considered asset betterments.
The installation of major equipment items can occur at any time, but frequently occur during scheduled plant outages, such as a turnaround. During a plant turnaround, expenditures for replacing major equipment items are capitalized as separate fixed assets.
We classify capitalized turnaround costs as an investing activity under the caption “Capital expenditures and plant turnaround expenditures” in the Statement of Cash Flows, since this cash outflow relates to expenditures related to productive assets. Repair, maintenance costs, and gas costs are expensed as incurred and are included in the operating cash flow.
There are three acceptable methods of accounting for turnaround costs: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. We utilize the deferral method and recognize turnaround expense over the period benefited since these expenditures are asset betterments. If the direct expense method was utilized, all turnaround expenditures would be recognized in the income statement as a period cost when incurred and reflected in cash flows from operating activities in the statement of cash flows.
Equity investments: Equity investments are carried at original cost adjusted for the proportionate share of the investees’ income, losses and distributions. We have a basis difference between carrying value and the affiliates’ book value primarily due to the step-up in basis for fixed asset values, which is being depreciated over a period of 12 to 15 years. We assess the carrying value of our equity investments when an indicator of a loss in value is present and record a loss in value of the investment when the assessment indicates that an other-than-temporary decline in the investment exists.
We classify our equity in earnings of unconsolidated affiliates for our North America and Trinidad equity investments as a component of income from operations because these investments provide additional nitrogen capacity and are integrated with our supply chain and sales activities in our nitrogen segment. We classify our equity earnings of unconsolidated affiliates for our U.K. equity investment as a component of net income, but not income from operations, because this investment does not provide additional nitrogen capacity nor is it integrated with any sales, supply chain or administrative activities.
Intangible asset—customer relationships: Our customer relationships have a finite useful life and are amortized using the straight-line method over the estimated useful life of five years. We monitor our intangible asset and record an impairment loss on the intangible asset when circumstances indicate that the carrying amount is not recoverable and that the carrying amount exceeds its fair value.
The customer relationships were recorded at $9.4 million in connection with the acquisition of Mississippi Chemical Corporation in December 2004. During 2008, 2007 and 2006, we recorded $1.9 million of amortization expense each year. The estimated remaining amortization expense related to the customer relationships is $1.9 million for 2009.
Debt issuance costs: Costs associated with the issuance of debt are included in other noncurrent assets and are amortized over the term of the related debt using the straight-line method.
Impairment of long-lived assets: We review and evaluate our long-lived assets for impairment when events and changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying value of the asset. Future cash flows include estimates of production levels, pricing of our products, costs of natural gas and capital expenditures. If the assets are impaired, a calculation of fair value is performed; if the fair value is less than the carrying value of the assets, the assets are reduced to their fair value.
On September 28, 2007, Eastman Chemical Company exercised its option to purchase our Beaumont, Texas assets, including the methanol and ammonia production facilities. In connection with entering into this agreement, we determined that the value of our Beaumont property was impaired. We recorded a $39.0 million impairment charge for the quarter ended September 30, 2007. We closed the sale on December 31, 2008. For additional information regarding the sale of our Beaumont facility, see Note 2, Discontinued Operations, of the Notes to the Consolidated Financial Statements.
Noncontrolling interests: On January 1, 2009 we adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160) which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated statements of operations. SFAS 160 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and noncontrolling interest on the face of the consolidated statement of income. SFAS 160 further requires a reconciliation of the beginning and the end of the period of the carrying amount of total equity (net assets), equity (net assets) attributable to the parent, and equity (net assets) attributable to the noncontrolling interest.
Upon adoption, we included our noncontrolling interest as a separate column within our Consolidated Statement of Changes in Equity, which reconciles the noncontrolling interest beginning balance to ending balance by separately breaking out the net income attributable to the noncontrolling interest, distributions to noncontrolling interest, and other comprehensive income items attributable to noncontrolling interest. Since the guidance is applied retrospectively, we reclassified the TNCLP portion of our derivative fair value change from other comprehensive income to the noncontrolling interest. Thus, we have reclassified prior year reported balances between Accumulated Other Comprehensive Income (AOCI) and Noncontrolling Interest, see Note 19, Comprehensive Income (Loss), of the Notes to the Consolidated Financial Statements.
Derivatives and financial instruments: We enter into derivative financial instruments, including swaps, basis swaps, purchased put and call options and sold call options, to manage the effect of changes in natural gas costs and the prices of our nitrogen products. We report the fair value of the derivatives on our balance sheet. If the derivative is not designated as a hedging instrument, changes in fair value are recognized in earnings in the period of change. If the derivative is designated as a hedge, and to the extent such hedge is determined to be effective, changes in fair value are either (a) offset by the change in fair value of the hedged asset or liability or (b) reported as a component of accumulated other comprehensive income (loss) in the period of change, and subsequently recognized in our statement of operations in the period the offsetting hedged transaction occurs. If an instrument or the hedged item is settled early, we evaluate whether the hedged forecasted transaction is still probable of occurring when determining whether to reclass any gains or losses immediately in cost of sales or wait until the forecasted transaction occurs.
Until our derivatives settle, we test the derivatives for ineffectiveness. This includes assessing the correlation of NYMEX pricing, which is commonly used as an index in natural gas derivatives, to the natural gas pipelines’ pricing at our manufacturing facilities. This assessment requires management judgment to determine the statistically- and industry-appropriate analysis of prior operating relationships between the NYMEX prices and the natural gas pipelines’ prices at our facilities.
To the extent possible, we base our market value calculations on third party data. Due to multiple types of settlement methods available, not all settlement methods for future period trades are available from third party sources. In the event that a derivative is measured for fair value based on a settlement method that is not readily available, we estimate the fair value based on forward pricing information for similar types of settlement methods.
Revenue recognition: Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectability is probable.
Revenues are primarily comprised of sales of our products, including any realized hedging gains or losses related to nitrogen product derivatives, and are reduced by estimated discounts and trade allowances. We classify amounts directly or indirectly billed to our customers for shipping and handling as revenue.
Profit sharing revenue pertaining to a contractual agreement with the Methanex Corporation is recognized when the estimated margin on an annualized basis is probable. For the years ending December 31, 2008 and 2007, we recorded profit sharing revenue of $12.0 million each year. We include the profit sharing revenue under this contract within our discontinued operations.
Cost of sales and hedging transactions: Costs of sales are primarily related to manufacturing and purchased costs related to our products, including any realized hedging gains or losses related to natural gas derivatives. We classify amounts directly or indirectly billed for delivery of products to our customers or our terminals as cost of sales.

Share-based compensation: During the 2006 first quarter, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123 R) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123 R supersedes our previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) for periods beginning in 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS 123 R. We have applied the provision of SAB 107 in our adoption of SFAS 123 R. We adopted SFAS 123 R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, see Note 16, Share-Based Compensation, of the Notes to the Consolidated Financial Statements.
Per share results: Basic earnings per share data are based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share data are based on the weighted-average number of common shares outstanding and the effect of all dilutive potential common shares including convertible preferred shares, common stock options, nonvested stock and common stock warrants.
Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant areas requiring the use of management’s estimates relate to assumptions used to calculate pension and other post-retirement benefits costs, future cash flows from long-lived assets, estimates of market for lower of cost or market analysis and the useful lives utilized for depreciation, amortization and accretion calculations. Actual results could differ from those estimates.
Recently issued accounting standards: In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS 141R, Business Combinations (SFAS 141R), which changes the way we account for business acquisitions. SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. SFAS 141R is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. We are currently evaluating the future impacts and disclosures of SFAS 141R.
In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 is an amendment of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). To address concerns that the existing disclosure requirements of SFAS 133 do not provide adequate information, SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the future impacts and disclosures of SFAS 161.
In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1). The FASB decided that unvested share-based payout awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method under SFAS 128, Earnings per Share. This guidance is effective for fiscal years beginning after December 15, 2008 and interim periods within those years and prior periods must be adjusted retrospectively. We are currently assessing the impact FSP EITF 03-6-1 will have on our financial statements.
In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, which amends Statement 132(R) to require more detailed disclosures about employers’ pension plan assets. New disclosures will include more information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. This new standard requires new disclosures only, and will have no impact on our consolidated financial position, results of operations or cash flows. These new disclosures will be required for us beginning in our Form 10-K for the 2009 fiscal year.
2. Discontinued Operations
On December 31, 2008, pursuant to a 2007 agreement, we sold our Beaumont, Texas assets, including the methanol and ammonia production facilities, to Eastman Chemical Company (Eastman). Consideration received, including cash and a Promissory Note from Eastman of $5.2 million, approximated this facility’s carrying value. The Promissory Note is due on December 31, 2009 bearing interest at a rate of 3.0% per annum.
Pursuant to the requirements of FASB Statement No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets, we classified and accounted for the Beaumont assets and liabilities as held for sale in the statements of financial position and the results of operations on a net of tax basis in the statement of operations. SFAS 144 requires that assets held for sale are valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. In applying those provisions, we considered cash flow analyses, and offers related to those assets. In accordance with the provisions of SFAS 144, assets held for sale are not depreciated. In fiscal 2007, we recorded an impairment charge of $39.0 million related to the Beaumont facility.
Summarized Financial Results of Discontinued Operations

	Year Ended December 31,
(in thousands)	2008	2007	2006

Operating revenue	$18,333	$17,137	$17,026
Operating and other expenses	(4,574)	(48,519)	(17,885)

Pretax income (loss) from operations of discontinued components	13,759	(31,382)	(859)
Income tax (expense) benefit	(5,490)	12,521	343

Income (loss) from discontinued operations	$8,269	$(18,861)	$(516)

The major classes of assets and liabilities held for sale and related to discontinued operations as of December 31, 2008 and 2007 are as follows:

	December 31,	December 31,
(in thousands)	2008	2007

Trade receivables	$—	$45
Inventory	—	2,203
Other current assets	—	87

Current assets	$—	$2,335

Property, plant and equipment — net	$—	$42,212
Other non-current assets	—	817

Noncurrent assets	$—	$43,029

Accounts payable	$—	$18
Other current liabilities	—	4,975

Current liabilities	$—	$4,993

Other noncurrent liabilities	—	$739

Noncurrent liabilities	$—	$739

3. Earnings Per Share
Basic income per share data is based on the weighted-average number of common shares outstanding during the period. Diluted income per share data is based on the weighted average number of common shares outstanding and the effect of all dilutive potential common shares including stock options, nonvested stock, convertible preferred shares and common stock warrants. Nonvested stock carries dividend and voting rights, but is not involved in the weighted average number of common shares outstanding used to compute basic income per share.

The following table provides a reconciliation between basic and diluted income per share for the years ended December 31, 2008, 2007 and 2006.

(in thousands, except per-share data)	2008	2007	2006

Basic income per common share attributed to Terra Industries Inc. common stockholders:
Income from continuing operations attributable to Terra Industries Inc.	$632,772	$220,757	$4,729
Less: Preferred share dividends	(3,876)	(5,100)	(5,100)
Inducement of preferred shares	(5,266)	—	—

Income from continuing operations available to common stockholders	623,630	215,657	(371)
Income (loss) from discontinued operations available to common stockholders	8,269	(18,861)	(516)

Income (loss) available to common stockholders	$631,899	$196,796	$(887)

Weighted average shares outstanding	93,827	90,575	92,676

Income per share —continuing operations	$6.65	$2.38	$—
Income (loss) per share — discontinued operations	0.09	(0.21)	(0.01)

Net income (loss) per share	$6.74	$2.17	$(0.01)

Diluted income per common share attributed to Terra Industries Inc. common stockholders:
Income from continuing operations available to common stockholders	$623,630	$215,657	$(371)
Add: Preferred share dividends	3,876	5,100	—
Inducement of preferred shares	5,266	—	—

Income (loss) available to common stockholders and assumed conversions	$632,772	$220,757	$(371)

Weighted average shares outstanding	93,827	90,575	92,676
Add incremental shares from assumed conversions:
Preferred Shares	8,090	12,048	—
Nonvested stock	619	823	—
Common stock options	1	111	—
Common stock warrants	822	2,897	—

Dilutive potential common shares	103,359	106,454	92,676

Income per share — continuing operations	$6.12	$2.07	$—
Income (loss) per share — discontinued operations	0.08	(0.17)	(0.01)

Net income (loss) per share	$6.20	$1.90	$(0.01)

Common stock options totaling 0.1 million for the year ended December 31, 2006 were excluded from the computation of diluted earnings per share because the exercise prices of those options exceeded the average market price of Terra’s stock for the respective periods, and the effect of their inclusion would be antidilutive.

All dilutive instruments were excluded from computation of diluted earnings per share due to the loss available to common stockholders at December 31, 2006.
In September 2008 we commenced individual offers (the inducement offer) to pay a cash premium to holders of our 4.25% Cumulative Convertible Perpetual Series A Preferred Shares (Series A Preferred Shares) who elected to convert their Series A Preferred Shares into shares of Terra common stock, see Note 15, Common Stockholders’ Equity, of the Notes to the Consolidated Financial Statements. A total of 118,400 shares, or 99%, of the outstanding shares of Series A Preferred Shares were surrendered and converted as part of the inducement offer. The former holders of the Series A Preferred Shares received, in the aggregate, the following:
•	11,887,550 shares of Terra common stock; and
•	A cash premium of approximately $5.3 million
When convertible preferred stock is converted pursuant to an inducement offer, the excess of the fair value of the consideration transferred in the transaction to the holders of the convertible preferred stock over the fair value of the securities issuable pursuant to the original conversion terms should be subtracted from net income to arrive at net income available to common stockholders in the calculation of earnings per share. As such, the inducement payments and offering costs paid in connection with the inducement offer resulted in a reduction of net income available to common stockholders.
For purposes of our computation of diluted income per common share for the year ended December 31, 2008, the portion of our Series A Preferred Shares that was converted was considered separately from the portion of Series A Preferred Shares that was not converted. The inducement payment was attributed to the portion of the Series A Preferred Shares that was converted. As a result, conversion of the portion of the Series A Preferred Shares that was converted into 11,887,550 weighted average common shares outstanding for the year ended December 31, 2008 was also not assumed because the resulting impact on the calculation of diluted income per common share would have been anti-dilutive. The portion of our Series A Preferred Shares that was not converted was also not assumed because the resulting impact on the calculation of diluted income per common share would have been anti-dilutive.
4. Inventories
Inventories consisted of the following at December 31:

(in thousands)	2008	2007

Raw materials	$17,805	$17,765
Supplies	33,825	35,909
Finished goods	145,461	75,647

Total	$197,091	$129,321

5. Derivative Financial Instruments
We manage risk using derivative financial instruments for changes in natural gas supply prices and changes in nitrogen prices. Derivative financial instruments have credit risk and market risk.
To manage credit risk, we enter into derivative transactions only with counter-parties who are currently rated as BBB or better or equivalent as recognized by a national rating agency. We will not enter into transactions with a counter-party if the additional transaction will result in credit exposure exceeding $20 million. The credit rating of counter-parties may be modified through guarantees, letters of credit or other credit enhancement vehicles.

We classify a derivative financial instrument as a hedge if all of the following conditions are met:
1.	The item to be hedged must expose us to currency, interest or price risk;

2.	It must be probable that the results of the hedge position substantially offset the effects of currency, interest or price changes on the hedged item (i.e., there is a high correlation between the hedge position and changes in market value of the hedge item); and

3.	The derivative financial instrument must be designated as a hedge of the item at the inception of the hedge.
Natural gas supplies to meet production requirements at our North American production facilities are purchased at market prices. Natural gas market prices are volatile and we effectively fix prices for a portion of our natural gas production requirements and inventory through the use of futures contracts, swaps and options. The North American contracts reference physical natural gas prices or appropriate NYMEX futures contract prices. Contract physical prices for North America are frequently based on prices at the Henry Hub in Louisiana, the most common and financially liquid location of reference for financial derivatives related to natural gas. However, natural gas supplies for Terra’s North American production facilities are purchased at locations other than Henry Hub, which often creates a location basis differential between the contract price and the physical price of natural gas. Accordingly, the use of financial derivatives may not exactly offset the change in the price of physical gas. Natural gas derivatives are designated as cash flow hedges, provided that the derivatives meet the conditions discussed above. The contracts are traded in months forward and settlement dates are scheduled to coincide with gas purchases during that future period.
A swap is a contract between us and a third party to exchange cash based on a designated price. Option contracts give the holder the right to either own or sell a futures or swap contract. The futures contracts require maintenance of cash balances generally 10% to 20% of the contract value and option contracts require initial premium payments ranging from 2% to 5% of contract value. Basis swap contracts require payments to or from us for the amount, if any, that monthly published gas prices from the source specified in the contract differ from prices of NYMEX natural gas futures during a specified period. There are no initial cash requirements related to the swap and basis swap agreements.
We may use a collar structure where we will enter into a swap, sell a call at a higher price and buy a put. The collar structure allows for greater participation in a decrease to natural gas prices and protects against moderate price increases. However, the collar exposes us to large price increases.
The following summarizes values and balance sheet effects of open natural gas derivatives at December 31, 2008 and 2007:

	Other	Other
	Current	Current	Deferred	Net Asset
(in thousands)	Assets	Liabilities	Taxes	(Liability)

December 31, 2008	$25,773	$(125,925)	$25,181	$(74,971)
December 31, 2007	4,798	(14,733)	3,022	(6,913)
Certain derivatives outstanding at December 31, 2008 and 2007, which settled during January 2009 and January 2008, respectively, are included in the position of open natural gas derivatives in the table above. The January 2009 derivatives settled for an approximate $39.4 million loss compared to the January 2008 derivatives which settled for an approximate $6.8 million loss. All open derivatives at December 31, 2008 will settle during the next 12 months.

We are required to maintain certain margin deposits on account with derivative counterparties. At December 31, 2008 and 2007, we had margin deposits with derivative counterparties of $36.9 million and $0.1 million, which are reported as “Margin deposits with derivative counterparties” on the Consolidated Statements of Financial Position.
At December 31, 2008 and 2007, we determined that a portion of certain derivative contracts were ineffective for accounting purposes and, as a result, recorded a $3.0 million and $1.3 million charge to cost of sales, respectively. At December 31, 2008, we excluded a portion of the loss on certain derivative contracts from the effectiveness assessment and, as a result, recorded a $4.3 million charge to cost of sales.
Certain derivative contracts were entered into to mitigate the risk of changes in prices of natural gas purchases associated with fixed-priced sales orders from customers. Due to a significant decline in fertilizer demand during late 2008, we decided to temporarily halt production at our Donaldsonville, Louisiana and Woodward, Oklahoma facilities. We recorded a charge of $16.5 million to cost of sales representing the fair value carried in accumulated other comprehensive income (loss) of related derivative contracts because we no longer anticipate purchasing the natural gas due to the production curtailments. Additionally, we recorded a charge of $16.0 million to cost of sales representing a portion of fair value carried in accumulated other comprehensive income (loss) for those contracts that we determined would not result in production costs that would support reasonably profitable operations.
The effective portion of gains and losses on derivative contracts that qualify for hedge treatment are carried as accumulated other comprehensive income (loss) and credited or charged to cost of sales in the month in which the hedged transaction settles. Gains and losses on the contracts that do not qualify for hedge treatment are credited or charged to cost of sales based on the positions fair value. The risk and reward of outstanding natural gas positions are directly related to increases or decreases in natural gas prices in relation to the underlying NYMEX natural gas contract prices.
The activity to accumulated other comprehensive loss, net of income taxes, relating to current period hedging transactions for the years ended December 31, 2008 and 2007 follows:

	Years Ended
	December 31,
	2008		2007
(in thousands)	Gross	Net of tax	Gross	Net of tax

Beginning accumulated loss	$(8,635)	$(5,612)	$(18,210)	$(11,836)
Reclassification into earnings	172,521	105,002	53,665	34,882
Net increase (decrease) in market value	(229,165)	(139,489)	(44,090)	(28,658)

Ending accumulated loss	$(65,279)	$(40,099)	$(8,635)	$(5,612)

At times, we also use forward derivative instruments to fix or set floor prices for a portion of our nitrogen products sales volumes. At December 31, 2008, we did not have any open nitrogen swap contracts. When outstanding, the nitrogen solution contracts do not qualify for hedge treatment due to inadequate trading history to demonstrate effectiveness. Consequently these contracts are marked-to-market and unrealized gains or losses are reflected in revenue in the statement of operations. There were no recognized gains or losses related to these derivative instruments for the year ending December 31, 2008, as compared to losses of $3.4 million and $0.6 million for the years ending December 31, 2007 and 2006, respectively.

6. Fair Value Measurements, Financial Instruments and Concentrations of Credit Risk
On January 1, 2008, we adopted SFAS 157, Fair Value Measurements (SFAS 157), which, among other things, requires enhanced disclosures of assets and liabilities measured and reported at fair value. In February 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delayed for one year the applicability of SFAS 157’s fair-value measurements to certain nonfinancial assets and liabilities. We adopted SFAS 157 in 2008, except as it applies to those nonfinancial assets and liabilities as affected by the one-year delay. The adoption of SFAS 157 required additional disclosures as noted below.
SFAS 157 establishes a three level hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of asset or liability and its characteristics. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
The three levels are defined as follows:
•	Level 1—inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

•	Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.
We evaluated our assets and liabilities to determine which items should be disclosed according to SFAS 157. We currently measure our derivative contracts on a recurring basis at fair value. The inputs included in the fair value measurement of our derivative contract use adjusted quoted prices from an active market which are classified at level 2 as a significant other observable input in the disclosure hierarchy framework as defined by SFAS 157.

The following table summarizes the valuation of our assets and liabilities in accordance with SFAS 157 fair value hierarchy levels of December 31, 2008:

	Quoted Market	Significant Other	Significant
	Prices in Active	Observable	Unobservable
	Markets	Inputs	Inputs
(in thousands)	(Level 1)	(Level 2)	(Level 3)

Assets
Derivative contracts	$—	$25,773	$—

Total	$—	$25,773	$—

Liabilities
Derivative contracts	$—	$(125,925)	$—

Total	$—	$(125,925)	$—

The following table represents the carrying amounts and estimated fair values of Terra’s financial instruments at December 31, 2008 and 2007.

	2008		2007
	Carrying	Fair	Carrying	Fair
(in millions)	Amount	Value	Amount	Value

Financial Assets
Cash and cash equivalents	$966.7	$966.7	$698.2	$698.2
Margin deposits with derivative counterparties	36.9	36.9	0.6	0.6
Financial liabilities
Long-term debt	330.0	241.3	330.0	325.1
Preferred shares	1.5	2.7	115.8	580.9

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
•	Cash and receivables: The carrying amounts approximate fair value because of the short maturity of those instruments.

•	Long-term debt: The fair value of our long-term debt is estimated by discounting expected cash flows at the rates currently offered for debt of the same remaining maturities.

•	Preferred shares: Preferred shares are valued on the basis of market quotes, when available and management estimates based on comparisons with similar instruments that are publicly traded.
Concentration of Credit Risk: We are subject to credit risk through trade receivables and short-term investments. Although a substantial portion of our debtors’ ability to pay depends upon the agribusiness economic sector, credit risk with respect to trade receivables generally is minimized due to its geographic dispersion. Short-term cash investments are placed in short duration corporate and government debt securities funds with well-capitalized, high quality financial institutions.
Financial Instruments: At December 31, 2008, we had letters of credit outstanding totaling $6.6 million, guaranteeing various insurance and financing activities.

7. Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following at December 31:

(in thousands)	2008	2007

Land	$8,416	$8,561
Buildings and improvements	57,352	54,083
Plant and equipment	862,057	860,652
Construction in progress	46,383	7,734

	974,208	931,030
Less accumulated depreciation and amortization	(570,895)	(541,302)

Total	$403,313	$389,728

Depreciation expense for property, plant and equipment for the years ending December 31, 2008, 2007 and 2006 was $51.8 million, $70.6 million and $78.9 million, respectively.
8. Equity Investments
Trinidad and United States
Our investments in Trinidad and U.S. companies that are accounted for on the equity method of accounting consist of the following: (1) 50% ownership interest in Point Lisas Nitrogen Limited (PLNL), which operates an ammonia production plant in Trinidad, (2) 50% interest in an ammonia storage joint venture located in Houston, Texas and (3) 50% interest in a joint venture in Oklahoma CO2, located in Verdigris, Oklahoma, which produces CO2 at our Verdigris nitrogen plant. These investments were $131.6 million at December 31, 2008. We include the net earnings of these investments as equity in earnings of unconsolidated affiliates as an element of income from operations because the investees’ operations provide additional capacity to our operations.
The combined results of operations and financial position of our equity method investments are summarized below:

(in thousands)	2008	2007	2006

Condensed income statement information:
Net sales	$380,540	$151,723	$171,906

Net income	$123,019	$38,411	$44,751

Terra’s equity in earnings of unconsolidated affiliates	$56,237	$16,209	$17,013

(in thousands)	2008	2007

Condensed balance sheet information:
Current assets	$50,582	$45,110
Long-lived assets	173,631	191,394

Total assets	$224,213	$236,504

Current liabilities	$20,212	$25,905
Long-term liabilities	19,380	9,511
Equity	184,621	201,088

Total liabilities and equity	$224,213	$236,504

The carrying value of these investments at December 31, 2008 was $39.3 million more than our share of the affiliates’ book value. The excess is attributable primarily to the step-up in basis for fixed asset values, which is being depreciated over a period of approximately 15 years. Our equity in earnings of unconsolidated subsidiaries is different than our ownership interest in income reported by the unconsolidated subsidiaries due to deferred profits on intergroup transactions and amortization of basis differences.
We have transactions in the normal course of business with PLNL, whereby we are obliged to purchase 50 percent of the ammonia produced by PLNL at current market prices. During the year ended December 31, 2008, we purchased approximately $182.4 million of ammonia from PLNL. During the year ended December 31, 2007, we purchased approximately $77.1 million of ammonia from PLNL.

The total cash distributions from our Trinidad and North America equity method investments were $72.8 million, $29.5 million, and $35.9 million at December 31, 2008, 2007 and 2006, respectively.
United Kingdom
On September 14, 2007, we completed the formation of GrowHow UK Limited (GrowHow), a joint venture between Terra and Kemira GrowHow Oyj (Kemira). Pursuant to the joint venture agreement, we contributed our United Kingdom subsidiary Terra Nitrogen (UK) Limited to the joint venture for a 50% interest. Subsequent to the formation, we have accounted for our investment in GrowHow as an equity method investment. Pursuant to agreements with Kemira, we received minimum balancing consideration payments totaling £38.0 million ($61.3 million). The Joint Venture Contribution Agreement specifies that we are entitled to receive a minimum balancing consideration payment of up to £60 million based on GrowHow’s operating results for fiscal 2008 to 2010. In addition, we received $27.4 million from GrowHow during 2008 for the refund of working capital contributions in excess of amounts specified in the Joint Venture Contribution Agreement. The carrying value of this equity method investment was $139.3 million at December 31, 2008.
Our interest in the joint venture is classified as a non-operating equity investment. We do not include the net earnings of this investment as an element of income from operations since the investees’ operations do not provide additional capacity to us, nor are its operations integrated with our supply chain in North America.

The financial position of our equity method investment in GrowHow at December 31, 2008 and 2007 and the results of operations for the year ended December 31, 2008 and the three months ended December 2007 were:

(in thousands)	2008	2007

Condensed income statement information:
Net sales	$1,111,272	$233,103

Net income	$191,781	$4,253

Terra’s equity in earnings (losses) of unconsolidated affiliates	$95,578	$(2,718)

Condensed balance sheet information:
Current assets	$212,992	$281,021
Long-lived assets	239,589	269,116

Total assets	$452,581	$550,137

Current liabilities	$86,471	$190,371
Long-term liabilities	132,754	174,405
Equity	233,356	185,361

Total liabilities and equity	$452,581	$550,137

The carrying value of these investments at December 31, 2008 was $22.7 million more than our share of GrowHow’s book value. The excess is attributable to basis differences for fixed asset values, which is being depreciated over a period of 12 years, and the balancing consideration payment from GrowHow as previously discussed. Our equity in earnings of GrowHow is different than our ownership interest in GrowHow’s net income due to the amortization of basis differences.
The GrowHow joint venture includes the Kemira site at Ince and our former Teeside and Severnside sites. In January 2008 GrowHow closed the Severnside manufacturing facility. Pursuant to the agreement with Kemira, we are responsible for any remediation costs required to prepare the Severnside site for disposal. We anticipate remediation costs to be approximately $5.0 million to $10.0 million. We have an option to purchase the Severnside land for a nominal amount at any time prior to sale. If we elect not to exercise this option, we are still entitled to receive the sales proceeds. We anticipate that the proceeds related to the sale of the Severnside land would exceed the total cost of reclamation of the site.
9. Revolving Credit Facility and Long-Term Debt
Long-term debt and capital lease obligations consisted of the following at December 31:

(in thousands)	2008	2007

Unsecured Senior Notes, 7.0% due 2017	$330,000	$330,000
Less current maturities	—	—

Total long-term debt and and capital lease obligations	$330,000	$330,000

In February 2007, Terra Capital, Inc., (TCAPI) a subsidiary of Terra issued $330 million of 7.0% Unsecured Senior Notes due in 2017 to refinance our Senior Secured Notes due in 2008 and 2010. The notes are unconditionally guaranteed by Terra and certain of its U.S. subsidiaries, see Note 24, Guarantor Subsidiaries, of the Notes to the Consolidated Financial Statements. These notes and guarantees are unsecured and will rank equal in right of payment with any existing and future senior obligations of such guarantors. We recorded a $38.8 million loss on the early retirement of debt.
The Indenture governing these notes contains covenants that limit, among other things, our ability to: incur additional debt, pay dividends on common stock of Terra or repurchase shares of such common stock, make certain investments, sell any of our principal production facilities or sell other assets outside the ordinary course of business, enter into transactions with affiliates, limit dividends or other payments by our restricted subsidiaries, enter into sale and leaseback transactions, engage in other businesses, sell all or substantially all of our assets or merge with or into other companies, and reduce our insurance coverage.
We are obligated to offer to repurchase these notes upon a Change of Control (as defined in the Indenture) at a cash price equal to 101% of the aggregate principal amount outstanding at that time, plus accrued interest to the date of purchase. The Indenture governing these notes contains events of default and remedies customary for a financing of this type.
In conjunction with the bond refinancing, we amended the $200 million revolving credit facilities (facilities) to extend the expiration date to January 31, 2012. The revolving facilities are secured by substantially all of our working capital. Borrowing availability is generally based on 100% of eligible cash balances, 85% of eligible accounts receivable, 60% of eligible finished goods inventory and is reduced by outstanding letters of credit. These facilities include $50 million only available for the use of Terra Nitrogen Company L.P. (TNCLP), one of our consolidated subsidiaries. Borrowings under the revolving facilities will bear interest at a floating rate plus an applicable margin, which can be either a base rate, or, at our option, a London Interbank Offered Rate (LIBOR). At December 31, 2008, the LIBOR rate was 0.44%. The base rate is the highest of (1) Citibank, N.A.’s base rate (2) the federal funds effective rate, plus one-half percent (0.50%) per annum and (3) the base three month certificate of deposit rate, plus one-half percent (0.50%) per annum, plus an applicable margin in each case. LIBOR loans will bear interest at LIBOR plus an applicable margin. The applicable margins for base rate loans and LIBOR loans are 0.50% and 1.75%, respectively, at December 31, 2008. The revolving facilities require an initial one-half percent (0.50%) commitment fee on the difference between committed amounts and amounts actually borrowed.
The facilities also require that there be no change of control related to Terra, such that no individual or group acquires more than 35% of the outstanding voting shares of Terra. Such a change of control would constitute an event of default under the facilities.
At December 31, 2008, we had no outstanding revolving credit borrowings and $6.6 million in outstanding letters of credit. The $6.6 million in outstanding letters of credit reduced our borrowing availability to $193.4 million at December 31, 2008. The facilities require that we adhere to certain limitations on additional debt, capital expenditures, acquisitions, liens, asset sales, investments, prepayments of subordinated indebtedness, changes in lines of business and transactions with affiliates. If our borrowing availability falls below $60 million, we are required to have achieved minimum operating cash flows or earnings before interest, income taxes, depreciation, amortization and other non-cash items of $60 million during the most recent four quarters.
10. Turnaround Costs
The following represents a summary of the deferred plant turnaround costs for the year ended December 31, 2008:

		Turnaround		Currency
	Beginning	Costs	Turnaround	Translation	Ending
(in thousands)	Balance	Capitalized	Amortization	Adjustments	Balance

Year ended:
December 31, 2008	$42,190	$10,125	$(27,017)	$(1,831)	$23,467
11. Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following at December 31:

(in thousands)	2008	2007

Income taxes payable	$63,999	$15,620
Payroll and benefit costs	27,104	24,471
Accrued interest	9,748	9,755
Current accrued phantom shares	4,341	10,074
Other	22,578	28,002

Total	$127,770	$87,922

12. Other Liabilities
Other liabilities consisted of the following at December 31:

(in thousands)	2008	2007

Unrecognized tax benefit (See Note 21)	$35,949	$33,560
Long-term medical and closed facilities reserve	23,887	24,368
Accrued phantom shares	2,430	9,231
Long-term deferred revenue	10,488	10,885
Other	5,799	6,832

Total	$78,553	$84,876

13. Commitments and Contingencies
We are committed to various non-cancelable operating leases for equipment, railcars and production, office and storage facilities expiring on various dates through 2017.
Total minimum rental payments are as follows:

(in thousands)

2009	$40,006
2010	38,184
2011	27,717
2012	22,729
2013	5,703
2014 and thereafter	6,785

Net minimum lease payments	$141,124

Total rental expense under all leases, including short-term cancelable operating leases, was $23.5 million, $23.1 million and $18.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.
We have entered into various contractual agreements that create an obligation into the future. These agreements expire on various dates through 2018 and are as follows:

(in thousands)

2009	$454,131
2010	171,289
2011	161,762
2012	158,457
2013	147,353
2014 and thereafter	735,300

Total obligations	$1,828,292

Included above are purchase agreements for various services and products relating to operations. These commitments include open purchase orders, inventory purchase commitments and firm utility and natural gas commitments.

We have a contractual agreement to purchase one-half of the ammonia produced by PLNL, our joint venture ammonia plant located in Trinidad. The purchase price is based on the average market price of ammonia, F.O.B. Caribbean, less a discount. The agreement is in place until October of 2018. Assuming purchases of 360,000 short tons per year at the December 2008 average price paid, the annual purchase obligation would be $147.1 million.
We are liable for retiree medical benefits of employees of coal mining operations sold in 1993, under the Coal Industry Retiree Health Benefit Act of 1992, which mandated liability for certain retiree medical benefits for union coal miners. We have provided reserves adequate to cover the estimated present-value of these liabilities at December 31, 2008. Our long-term medical and closed facilities reserve at December 31, 2008, includes $23.9 million for expected future payments for the coal operation’s retirees and other former employees. We may recover a portion of these payments through our rights in bankruptcy against Harman Coal Company (a former coal subsidiary), and subject to damages received by Harman Coal Company through its on-going litigation with Massey Energy Company. No provision for such recoveries has been made in our financial statements.
FASB Interpretation Number 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) requires recognition of a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. We have certain facilities that contain asbestos insulation around certain piping and heated surfaces. The asbestos insulation is in adequate condition to prevent leakage and can remain in place as long as the facility is operated or remains assembled. We plan to maintain the facilities in an adequate condition to prevent leakage through our standard repair and maintenance activities. We have not recorded a liability relating to the asbestos insulation, as management believes that it is not possible to reasonably estimate a settlement date for asbestos insulation removal because the facilities have an indeterminate life.
We are involved in various legal actions and claims, including environmental matters, arising from the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the results of our operations, financial position or net cash flows.
14. Preferred Shares
The components of preferred shares outstanding at December 31:

	2008		2007
	Number	Carrying	Number	Carrying
(in thousands)	of shares	Value	of shares	Value

Series A Preferred Shares (120,000 shares authorized, $1,000 per share liquidation value)	1,600	$1,544	120,000	$115,800
We have 1,600 shares of Series A Preferred Shares with a liquidation value of $1,000 per share outstanding at December 31, 2008 and 120,000 shares with a liquidation value of $1,000 per share at December 31, 2007. Cumulative dividends of $10.625 per share are payable quarterly. The Series A Preferred Shares are not redeemable, but are convertible into our common stock at the option of the holder for a conversion price of $9.96 per common share. The Series A Preferred Shares may automatically be converted to common shares after December 20, 2009 if the closing price for our common shares exceeds 140% of the conversion price for any twenty days within a consecutive thirty day period prior to such conversion. Upon the occurrence of a fundamental change to our capital structure, including a change of control, merger, or sale of Terra, holders of the Series A Preferred Shares may require us to purchase any or all of their shares at a price equal to their liquidation value plus any accumulated, but unpaid, dividends. We also have the right, under certain conditions, to require holders of the Series A Preferred Shares to exchange their shares for convertible subordinated debentures with similar terms.
In September 2008 we commenced offers (the inducement offer) to pay a cash premium to holders of the Series A Preferred Shares who elected to convert their Series A Preferred Shares into shares of Terra common stock. A total of 118,400 shares, or 99%, of the outstanding Series A Preferred Shares were surrendered and converted as part of the inducement offer. The former holders of the Series A Preferred Shares received, in the aggregate, the following:
▪	11,887,550 shares of Terra common stock; and

▪	A cash premium of approximately $5.3 million.
The $5.3 million inducement offer represents the difference between the fair value of all securities and other consideration transferred in the transaction to the preferred stockholders and the fair value of securities issuable pursuant to the original conversion terms of the Series A Preferred Shares less the costs related to the inducement offer.
15. Common Stockholders’ Equity
Terra allocates $1.00 per share upon the issuance of Common Shares to the Common Share capital account. The Common Shares have no par value. At December 31, 2008, 1.4 million common shares were reserved for issuance upon award of restricted shares and exercise of employee stock options.
On May 6, 2008, Terra’s Board of Directors declared a dividend of $0.10 per share for every share of the Company’s common stock outstanding on May 19, 2008, payable on June 3, 2008. Subsequent dividends of $0.10 per share for each share of the Company’s common stock were declared on July 16, 2008 for shares of the Company’s common stock outstanding on August 25, 2008, payable on September 12, 2008, and declared on October 15, 2008 for shares of the Company’s common stock outstanding on November 24, 2008, payable on December 12, 2008. Future dividends are necessarily dependent upon future earnings, capital requirements, general financial condition, general business conditions, approval from our Board of Directors and other factors.
In connection with the Mississippi Chemical Corporation (MCC) acquisition, we issued warrants to purchase 4.0 million of our common shares at $5.48 per share. These warrants were valued at $21.1 million at the MCC closing. During 2005, shareholders approved the issuance of the underlying shares and the warrant value was reclassified to common stockholders’ equity. During 2008, all of these warrants were exercised and were redeemed for common shares.

(in thousands)	2008	2007

January 1 warrants outstanding	3,288	4,000
Exercised	3,288	712

December 31 warrants outstanding	—	3,288

On May 6, 2008, the Board of Directors adopted a resolution for the repurchase of 12,841,717 shares representing 14% of our outstanding common stock. The stock buyback program commenced on May 7, 2008 and has been and will be conducted on the open market, in private transactions or otherwise at such times prior to June 30, 2010, and at such prices we determine appropriate. Purchases may be commenced or suspended at any time without notice.

During 2008, our repurchases under the stock buyback programs were:

		Weighted
	Number of	Average Price	Total Cost
(in thousands, except average	Shares	of Shares	of Shares
price of shares repurchased)	Repurchased	Repurchased	Repurchased

May 2008	189	$39.65	$7,500
August 2008	772	45.91	35,448
September 2008	1,626	39.69	64,552
October 2008	200	21.90	4,379
November 2008	2,606	17.51	45,621

	5,393	$29.20	$157,500

In September 2008 we commenced individual offers to pay a cash premium to holders of the Series A Preferred Shares who elected to convert 118,400 Series A Preferred Shares into 11,887,550 common shares, see Note 14, Preferred Shares, of the Notes to the Consolidated Financial Statements.
16. Share-Based Compensation
We sponsor two share-based compensation plans, the Terra Industries Inc. Stock Incentive Plan of 2002 (2002 Plan) and the Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan (2007 Plan). The Terra Industries Inc. 1997 Stock Incentive Plan expired and the remaining awards were exercised in 2008. As of December 31, 2008 there were approximately 7,000,000 shares authorized in the 2002 and 2007 Plans. Of the total authorized shares, approximately 565,000 and 3,435,000 shares are available in the 2002 Plan and the 2007 Plan, respectively. The 2002 Plan has 1,367,800 shares reserved and the 2007 Plan has 43,000 shares reserved.
Awards granted under the plans may consist of incentive stock options (ISOs) or non-qualified stock options (NQSOs), stock appreciation rights (SARs), nonvested stock awards or other share-based awards (i.e. performance shares), with the exception that non-employee directors may not be granted SARs and only employees of Terra may be granted ISOs.
The Compensation Committee of our Board of Directors administers the plans and determines the exercise price, exercise period, vesting period and all other terms of the grant. All share-based awards to directors, officers and employees expire ten years after the date of the grant. ISOs and NQSOs, which are not exercised after vesting, expire ten years after the date of the award. The vesting period for nonvested stock is determined at the grant date of the award; the vesting period is usually three years. The vesting date for other share-based awards is also set at the time of the award but can vary in length; there is usually no expiration date for other share-based awards.
On January 1, 2006, we adopted FASB Statement No. 123(R), Share-Based Payment (SFAS 123 (R)) using the modified prospective method. This Statement requires us to recognize in net income an estimate of expense for stock awards and options over their vesting periods, typically determined as of the date of grant. Under the modified prospective method, this Statement applies to new awards and to awards modified, repurchased or cancelled after January 1, 2006. Additionally, we recognized compensation cost for the portion of awards for which the requisite service has not been rendered that were outstanding on January 1, 2006. The compensation cost for that portion of awards was based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosures under SFAS No. 123. Beginning January 1, 2006, the unearned compensation related to the unvested awards was reclassified as a component of paid-in capital. The cumulative effect of the adoption of SFAS 123(R) related to estimating forfeitures of outstanding awards was not significant.

Compensation cost charged against income and the total income tax benefit recognized for share-based compensation arrangements is included below:

	Year Ended December 31,
(in thousands)	2008	2007	2006

Compensation cost charged to SG&A expense	$8,104	$31,452	$7,010

Total compensation cost charged to income	$8,104	$31,452	$7,010

Income tax benefit	$2,836	$11,008	$2,454

Stock Options
Our stock options required service conditions. No compensation cost was recognized for the stock options as these instruments were fully vested upon adoption of SFAS 123 R.
A summary of stock option activity as of December 31, 2008, and changes during the year then ended is presented below:

		Weighted Average
(options in thousands)	Number	Exercise Price
| |
Outstanding—beginning of period	11	$3.17
Exercised	(11)	3.17

Outstanding—end of period	—	$—

There are no outstanding stock options as of December 31, 2008. No options were granted during 2008, 2007 and 2006.
Nonvested Stock Shares and Phantom Share Awards
We currently have outstanding nonvested shares and phantom share awards with both service conditions and performance conditions. Nonvested stock shares and phantom share awards with service and performance conditions usually “cliff vest” in three years from the grant date. This means that the performance conditions of the nonvested shares and phantom share awards are based on a calculated return on capital over a three-year period. For awards with performance conditions, the grants will be forfeited if the performance conditions are not achieved.
We recognize compensation expense for nonvested stock share awards over the vesting periods based on fair value, which is equal to the market price of our stock on the date of grant. During 2008, 2007 and 2006, we recorded compensation expense of $9.9 million, $11.0 million and $4.3 million, respectively. We recognize compensation expense for the phantom share awards over the vesting periods based on fair value, which is equal to the market price of our stock at each reporting period date. The phantom share awards settle in cash. During 2008 we recognized a stock compensation benefit of $1.8 million related to phantom stock due to a decline in the market price of our stock. In 2007 and 2006, we recorded stock compensation expense of $20.4 million and $2.7 million, respectively. Compensation costs for nonvested stock shares and phantom share awards are reduced for estimated forfeitures and then amortized to expense using the straight-line method. For awards with performance conditions, we estimate the expected number of awards to vest at the time of the award grant. We record the compensation expense for the awards with performance conditions ratably over the requisite service period related to the performance condition, taking into consideration any changes to the expected shares to vest as such matters arise.

A summary of the status of our nonvested share awards as of December 31, 2008, and changes during the year then ended, is:

		Weighted Average
		Grant-Date
(in thousands, except fair values)	Shares	Fair Value

Outstanding at January 1, 2008	1,292	$11.57
Granted	126	46.57
Vested	(516)	10.18
Terminated	(5)	34.69

Outstanding at December 31, 2008	897	$14.49

The fair value of the nonvested shares and phantom shares that vested during 2008 was $38.1 million and $5.1 million, respectively. The fair value of the nonvested shares and phantom shares that vested during 2007 was $9.4 million and $3.3 million, respectively.
At December 31, 2008, the total unrecognized compensation cost related to all nonvested share awards was $9.1 million. That cost is expected to be recognized over a weighted-average period of 0.8 years.
17. Retirement Benefit Plans
We maintain defined benefit pension plans that cover certain salaried and hourly employees. Benefits are based on a pay formula. We adopted the recognition and related disclosure provisions of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158), at the end of 2006. This resulted in a $13.3 million increase in the pension liabilities and increased accumulated other comprehensive income and deferred tax assets by $8.6 million and $4.7 million, respectively. In 2008, we adopted the measurement date provisions of SFAS 158 and converted to a December 31 measurement date. We had previously used a September 30 measurement date in 2007. This adoption resulted in a $1.0 million decrease in retained earnings related to the additional pension expense for the period from October 1, 2007 through December 31, 2007.
The defined benefit plans’ assets consist principally of equity securities and corporate and government debt securities. We also have certain non-qualified pension plans covering executives, which are unfunded. We accrue pension costs based upon actuarial information we obtain for each plan and fund these costs in accordance with statutory requirements.
The components of net periodic pension expense are:

(in thousands)	2008	2007	2006

Service cost	$3,665	$3,113	$2,991
Interest cost	23,239	17,648	24,926
Adjustment for measurement date change	(5,380)	—	—
Expected return on plan assets	(18,804)	(18,063)	(24,224)
Amortization of prior service cost	(37)	(36)	(36)
Amortization of actuarial loss	646	1,871	5,636
Termination charge	—	—	492

Pension expense	$3,329	$4,533	$9,785

We have defined benefit plans in the U.S. and Canada. During 2007, we contributed our Terra Nitrogen (UK) subsidiary into a joint venture. The joint venture assumed the pension liabilities associated with Terra Nitrogen (UK). We administer our plans to comply with the applicable laws in each country.

The following table reconciles, by geographic location, the plans’ funded status to amounts included in the Consolidated Statements of Financial Position at December 31, 2008:

(in thousands)	U.S.	Canada	Total

Change in Projected Benefit Obligation Present Value
Projected benefit obligation—beginning of year	$253,446	$52,171	$305,617
Service cost	2,134	1,531	3,665
Interest cost	19,808	3,431	23,239
Actuarial gain	(4,118)	(4,501)	(8,619)
Foreign currency exchange rate changes	—	(10,131)	(10,131)
Benefits paid	(19,435)	(2,331)	(21,766)

Projected benefit obligation—end of year	251,835	40,170	292,005

Change in Plan Assets
Fair value plan assets—beginning of year	250,319	56,000	306,319
Actual return on plan assets	12,137	(3,395)	8,742
Foreign currency exchange rate changes	—	(10,634)	(10,634)
Employer contribution	688	1,902	2,590
Benefits paid	(19,435)	(2,331)	(21,766)

Fair value plan assets—end of year	243,709	41,542	285,251

Funded Status	(8,126)	1,372	(6,754)
Unrecognized net actuarial loss	18,394	9,147	27,541
Unrecognized prior service cost	(236)	—	(236)

Prepaid benefit cost	$10,032	$10,519	$20,551

The following table reconciles, by geographic location, the plans’ funded status to amounts included in the Consolidated Statements of Financial Position at December 31, 2007:

(in thousands)	U.S.	Canada	Total

Change in Projected Benefit Obligation Present Value
Projected benefit obligation—beginning of year	$260,597	$44,040	$304,637
Service cost	1,809	1,304	3,113
Interest cost	15,159	2,489	17,648
Actuarial (gain) loss	(9,169)	(2,644)	(11,813)
Foreign currency exchange rate changes	—	8,171	8,171
Benefits paid	(14,950)	(1,189)	(16,139)

Projected benefit obligation—end of year	253,446	52,171	305,617

Change in Plan Assets
Fair value plan assets—beginning of year	191,463	35,940	227,403
Actual return on plan assets	25,347	2,614	27,961
Foreign currency exchange rate changes	—	7,824	7,824
Employer contribution	48,459	10,811	59,270
Benefits paid	(14,950)	(1,189)	(16,139)

Fair value plan assets—end of year	250,319	56,000	306,319

Funded Status	(3,127)	3,829	702
Unrecognized net actuarial loss	14,933	9,265	24,198
Unrecognized prior service cost	(282)	—	(282)

Prepaid benefit cost	$11,524	$13,094	$24,618

The amounts recognized in the Consolidated Statement of Financial Position for the plans described above are as follows:

(in thousands)	2008	2007

Accrued (prepaid) benefit cost	$(20,551)	$(24,617)
Accumulated other comprehensive loss	17,179	15,638
Deferred tax asset	10,126	8,277
Funding subsequent to valuation	—	—

Amount recognized	6,754	(702)
Pension liability	3,275	10,653
Less: current portion	(859)	(683)

Pension liabilities	$9,170	$9,268

The accumulated benefit obligation for our pension plans was $282.1 million and $293.9 million at December 31, 2008 and 2007, respectively. The projected benefit obligation for our pension plans was $292.0 million and $305.6 million at December 31, 2008 and 2007, respectively. Pension plan assets were $6.8 million less than the projected benefit obligation at December 31, 2008 and were $0.7 million more than the projected benefit obligation at December 31, 2007.
We have two pension plans in the United States—Terra Industries Inc. Employees’ Retirement Plan (Employee’s Retirement Plan) and Terra Industries Inc. Excess Benefit Plan (Excess Benefit Plan). Our Employees Retirement Plan is fully funded and has a $1.8 million asset balance. Our Excess Benefit Plan is not funded and has a $9.9 liability balance.
The assumptions used to determine the actuarial present value of benefit obligations and pension expense during each of the years ended December 31 were as follows:

	2008	2007	2006

Weighted average discount rate	6.7%	6.3%	5.5%
Long-term per annum compensation increase	4.1%	3.6%	3.3%
Long-term return on plan assets	6.6%	5.4%	7.6%

We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and our corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
We select a long-term rate of return of each of our plans individually. We consult with our two actuaries, as well as each of the fund’s money managers. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. While historical returns are taken into consideration, current market trends such as inflation and current equity and fixed income returns are also taken into consideration.

The percentage of the Fair Market Value of the total plan assets for each major asset category of the plan’s assets is as follows:

	2008	2007

Asset Allocation
Equities	11.3%	23.4%
Bonds	81.7%	23.9%
Cash equivalents	7.0%	52.7%

	100.0%	100.0%

During the 2008 first quarter, we fully funded our Employees Retirement Plan and our Canadian Pension Plan. As a result, we changed our plan asset allocation to 25% and 75% for equities and bonds, respectively. The expected benefits to be paid from the pension plan are as follows:

(in thousands)	Payments

Estimated Future Benefit Payments
2009	$18,505
2010	19,226
2011	19,918
2012	20,713
2013	21,577
2014-2018	119,760
The amounts in accumulated other comprehensive loss that have not yet been recognized as components of pension expense at December 31, 2008, and the expected amortization of these amounts as components of net periodic benefit cost for the year ended December 31, 2009 are:
Components of accumulated other comprehensive loss:

(in thousands)

Net actuarial loss	$27,442
Net prior service cost (credit)	(236)
Net transition obligation (asset)	—

$27,206

Expected amortization during 2009:

(in thousands)

Amortization of net transition obligation	$—
Amortization of prior service cost	(38)
Amortization of net losses	912

$874

We also sponsor defined contribution savings plans covering most full-time employees. Contributions made by participating employees are matched based on a specified percentage of employee contributions. The cost of our contributions to these plans totaled $4.1 million in 2008, $5.4 million in 2007 and $5.3 million in 2006.

18. Post-Retirement Benefits
We provide health care benefits for certain North American employees who retired on or before January 1, 2002. Participant contributions and co-payments are subject to escalation. The plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs. The plan is unfunded.
The following table indicates the components of the post-retirement medical benefits obligation included in our Consolidated Statements of Financial Position at December 31:

(in thousands)	2008	2007

Change in Benefit Obligation
Projected benefit obligation—beginning of year	$5,235	$5,464
Service cost	17	12
Interest cost	397	311
Participants’ contributions	194	181
Actuarial loss	183	5
Foreign currency exchange rate changes	(198)	159
Benefits paid	(1,126)	(897)

Projected benefit obligation—end of year	4,702	5,235

Change in Plan Assets
Fair value plan assets—beginning of year	—	—
Employer contribution	932	716
Participants’ contributions	194	181
Benefits paid	(1,126)	(897)

Fair value plan assets—end of year	—	—

Funded Status	(4,702)	(5,235)
Unrecognized net actuarial gain	1,645	1,583
Unrecognized prior service cost	605	692
Employer contribution	—	179

Accrued benefit cost	$(2,452)	$(2,781)

Net periodic post-retirement medical benefit expense consisted of the following components:

(in thousands)	2008	2007	2006

Service cost	$17	$12	$11
Interest cost	397	311	228
Adjustment for measurement date change	(65)	—	—
Amortization of prior service cost	69	69	77
Amortization of actuarial gain	96	89	—

Post-retirement medical benefit expense	$514	$481	$316

The projected benefit obligation (PBO) and accumulated benefit obligation (ABO) at December 31, 2008 was $4.7 million. The PBO and ABO at December 31, 2007 was $5.2 million.

We limit our future obligation for post-retirement medical benefits by capping at 5% the annual rate of increase in the cost of claims we assume under the plan. The weighted average discount rate used in determining the accumulated post-retirement medical benefit obligation was 6.7% in 2008, 6.3% in 2007 and 5.98% in 2006. The assumed annual health care cost trend rate was 5% in 2008, 2007 and 2006. The impact on the benefit obligation of a 1% increase in the assumed health care cost trend rate would be approximately $0.4 million while a 1% decline in the rate would decrease the benefit obligation by approximately $0.4 million.
In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduced a prescription drug benefit under Medicare Part D and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The subsidy is based on approximately 28% of an individual beneficiary’s annual prescription drug costs between $250 and $5,000.
Future benefit payments expected to be paid for post-retirement medical benefits are as follows:
Estimated future benefit payments

(in thousands)	Payments

2009	$482
2010	479
2011	512
2012	548
2013	540
2014-2017	2,783
The amounts in accumulated other comprehensive loss that have not yet been recognized as components of retiree medical expense at December 31, 2008, and the expected amortization of these amounts as components of net periodic benefit cost for the year ended December 31, 2009 are:
Components of accumulated other comprehensive loss:

(in thousands)

Net actuarial loss	$1,645
Net prior service cost	605
Net transition obligation	—

$2,250

Expected amortization during 2008:

(in thousands)

Amortization of net transition obligation	$—
Amortization of prior service cost	69
Amortization of net losses	102

$171

19. Comprehensive Income (Loss)
Comprehensive income attributable to Terra Industries Inc. and its components, net of tax, were as follows:

	Year Ended December 31,
(in thousands)	2008	2007	2006

Net income before noncontrolling interest	$708,725	$252,177	$15,499
Changes in cumulative foreign currency translation adjustment	(98,308)	(46,882)	33,618
Changes in market value of derivative financial instruments classified as cash flow hedges, net of tax	(34,487)	6,224	(6,727)
Changes in pension and post-retirement benefit liabilities, net of tax	(1,180)	15,797	(11,850)

Comprehensive income before noncontrolling interest	574,750	227,316	30,540
Comprehensive income attributable to noncontrolling interest	(65,058)	(49,133)	(11,286)

Comprehensive income attributable to Terra Industries Inc.	$509,692	$178,183	$19,254

The adoption of SFAS 160 has resulted in the reclassification of amounts previously attributable to minority interest (now referred to as noncontrolling interest) to a separate component of equity on the accompanying Consolidated Statements of Financial Position. Additionally, net income attributable to noncontrolling interests is shown separately from net income in the Consolidated Statement of Operations. Refer to Note 1, Summary of Significant Accounting Policies on this Form 8-K for additional information on the adoption of SFAS 160.
Prior year amounts related to noncontrolling interest (previously referred to as minority interest) have been reclassified to conform to the current year presentation as required by SFAS 160. The following table reconciles equity attributable to noncontrolling interest:

	Year Ended December 31,
(in thousands)	2008	2007	2006

Noncontrolling interest, beginning of period	$108,581	$94,687	$92,258
Net income attributable to noncontrolling interest	67,684	50,281	11,286
Distributions to noncontrolling interests	(69,557)	(35,239)	(8,861)
Changes in market value of derivative financial instruments classified as cash flow hedges, net of tax, attributable to the noncontrolling interest	(2,626)	(1,148)	—
Other	—	—	4

Noncontrolling interest, end of period	$104,082	$108,581	$94,687

20. Income Taxes
Components of the income tax provision applicable to continuing operations are as follows:

(in thousands)	2008	2007	2006

Current:
Federal	$210,635	$3,892	$1,020
International	24,678	6,056	4,351
State	19,718	13,968	442

	255,031	23,916	5,813

Deferred:
Federal	(11,974)	87,209	6,417
International	3,246	14,653	(2,710)
State	(6,452)	1,538	70

	(15,180)	103,400	3,777

Total income tax provision	$239,851	$127,316	$9,590

The following table reconciles the income tax provision per the Consolidated Statements of Operations to the federal statutory provision:

(in thousands)	2008	2007	2006

Income before income taxes:
Domestic	$687,718	$270,857	$7,429
International	184,905	77,216	6,890

	872,623	348,073	14,319

Statutory income tax expense:
Domestic	270,541	108,071	2,775
International	29,392	24,699	2,841

	299,933	132,770	5,616

Effects of international restructuring	(33,299)	—	—
State and federal tax credits	(19,510)	—	—
Domestic production activity deduction	(13,275)	—	—
Reduction to foreign tax rates	(507)	(4,043)	—
Foreign exchange gain	—	—	3,553
Valuation allowance	414	4,178	(367)
Foreign tax credit	—	(6,765)	—
Other	6,095	1,176	788

Income tax expense	$239,851	$127,316	$9,590

The tax effect of net operating loss (NOL), tax credit carryforwards and significant temporary differences between reported and taxable earnings that gave rise to net deferred tax assets (liabilities) were as follows:

(in thousands)	2008	2007

Current deferred tax asset
Accrued liabilities	$6,428	$2,736
Inventory valuation	760	354
Unsettled derivative losses	—	3,223

Net current deferred tax asset	7,188	6,313

Non-current deferred tax liability
Depreciation	(94,467)	(125,183)
Investments in partnership	(1,195)	(7,301)
Investment in affiliates	(2,578)	(43,596)
Intangible asset	(732)	(1,480)
Unfunded employee benefits	(5,723)	13,992
Discontinued business costs	8,664	8,920
Deferred revenues — long-term	4,079	—
NOL, capital loss and tax credit carryforwards	32,633	74,283
Valuation allowance	(32,154)	(31,740)
Accumulated other comprehensive income	36,203	12,097
Other, net	(6,173)	154

Net noncurrent deferred tax liability	(61,443)	(99,854)

Net deferred tax liability	$(54,255)	$(93,541)

Our remaining NOLs at December 31, 2008 were generated in tax year 1996. These NOLs, if unused, will begin to expire in 2011. A full valuation allowance has been established against these NOL credit carryforwards as it is more likely than not that we will not be able to benefit from these NOLs.
United States income taxes have not been provided on undistributed earnings of international subsidiaries and affiliated corporate joint ventures. Those earnings are considered to be indefinitely reinvested. Upon distribution of those earnings in the form of dividends or otherwise, Terra may be subject to both U.S. income taxes (subject to adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.
21. Unrecognized Tax Benefit
We adopted the provision of FASB Interpretation No. 48, Accounting for Uncertainty to Income Taxes (FIN 48), on January 1, 2007. Under FIN 48, tax benefits are recorded only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.
The following table summarizes the activity related to our unrecognized tax benefits, interest and penalties:

(in thousands)	Total

Unrecognized tax benefits at January 1, 2008	$33,560
Gross increases (decreases) — tax positions in prior periods	—
Gross increases (decreases) — tax positions in current period	—
Decreases relating to settlements with tax authorities	—
Decreases from the lapse of applicable statue of limitations	—

Unrecognized tax benefits at December 31, 2008	$33,560
Accrued interest and penalties	2,389

Total FIN 48 liability	$35,949

The primary jurisdictions in which we or one of our subsidiaries files income tax returns are the United States including state and local jurisdictions, Canada and the United Kingdom, see Note 8, Equity Investments, of the Notes to the Consolidated Financial Statements. U.S. tax authorities have completed their federal income tax examinations for all years prior to 1998. With respect to state and local jurisdictions inside the United States, with limited exceptions, Terra and its subsidiaries are no longer subject to income tax audits for years before 2001. For jurisdictions in Canada and the United Kingdom, income tax returns remain subject to examination by tax authorities for calendar years beginning in 2001 and 2005, respectively. Although the outcome of tax audits is always uncertain, we believe that adequate amounts of tax, including interest and penalties, have been provided for any adjustments that are expected to result from those years.
The adoption of FIN 48 had no impact on our financial statements other than the reclassification of the unrecognized tax benefit. Other liabilities include a FIN liability of $35.9 million at December 31, 2008. There are no expected changes in the next twelve months. If recognized, the $35.9 million of the FIN 48 liability would have an impact on the effective tax rate.

When applicable, we recognize interest accrued and penalties related to unrecognized tax benefits in income taxes on the statement of operations. Interest and penalties were recognized at December 31, 2008 in the amount of $2.4 million.
22. Industry Segment Data
We operate in one principal industry segment—Nitrogen Products. The Nitrogen Products business produces and distributes ammonia, urea, UAN, ammonium nitrate and other nitrogen products to agricultural and industrial users.
The following summarizes geographic information about Terra:

	Revenues			Long-lived Assets
	Year Ended December 31,			December 31,
(in thousands)	2008	2007	2006	2008(1)	2007(1)	2006

United States	$2,785,269	$1,954,060	$1,380,968	$523,968	$572,329	$663,994
Canada	106,210	69,760	63,902	196,585	286,088	49,637
United Kingdom(1)	—	319,109	374,826	—	—	238,577

	$2,891,479	$2,342,929	$1,819,696	$720,553	$858,417	$952,208

(1)	On September 14, 2007, we completed the formation of GrowHow UK Limited (GrowHow), a joint venture between Terra and Kemira GrowHow Oyj. Pursuant to the joint venture agreement, we contributed our United Kingdom subsidiary Terra Nitrogen (UK) Limited to the joint venture for a 50% interest. Subsequent to the formation, we have accounted for our investment in GrowHow as an equity method investment and it is included in our Canadian long-lived assets for the years 2008 and 2007.
23. Noncontrolling interest
We own an aggregate 75.3% of TNCLP through general and limited partnership interests. Outside investors own 24.7% of the limited partnership interests. TNCLP has its manufacturing facility in Verdigris, Oklahoma and is a major U.S. producer of nitrogen fertilizer products. For financial reporting purposes, the assets, liabilities and earnings of the partnership are consolidated into our financial statements. The outside investors limited partnership interest in the partnership has been recorded as noncontrolling interest on our consolidated financial statements. The noncontrolling interest represents the minority unitholders’ interest in the equity of TNCLP. At December 31, 2008 and 2007, we reported noncontrolling interest in the statement of financial position of $104.1 million and $108.6 million, respectively. For the years 2008, 2007 and 2006, we recorded noncontrolling unitholders’ interest in the statement of operations of $67.7 million, $50.3 million and $11.3 million, respectively.
TNCLP makes cash distributions to the General and Limited Partners based upon formulas defined within the Agreement of Limited Partnership. Available Cash for distribution is defined generally as all cash receipts less all cash disbursements, adjusted for changes in certain reserves established as the General Partner determines in its reasonable discretion to be necessary. Cash distributions to the Limited Partner and General Partner vary depending on when the cumulative distributions exceed the Minimum Quarterly Distribution (MQD) target levels set forth in the Agreement of Limited Partnership.
During 2008 the cumulative shortfall of the MQD was satisfied which entitled us to increased income allocations as provided for in the Agreement of Limited Partnership. The increased income allocation attributed to our General Partner interest was $36.6 million for 2008.

On February 10, 2009, TNCLP announced a $2.97 per unit distribution to be paid during the first quarter of 2009.
24. Guarantor Subsidiaries
Terra Industries Inc, excluding all majority owned subsidiaries, (Parent) files a consolidated United States federal income tax return. Beginning in 1995, the Parent adopted the tax sharing agreements, under which all domestic operating subsidiaries provide for and remit income taxes to the Parent based on their pretax accounting income, adjusted for permanent differences between pretax accounting income and taxable income. The tax sharing agreements allocated the benefits of operating losses and temporary differences between financial reporting and tax basis income to the Parent.
Condensed consolidating financial information regarding the Parent, Terra Capital, Inc. (TCAPI), the Guarantor Subsidiaries and subsidiaries of the Parent that are not guarantors of the Senior Unsecured Notes (see Note 9, Revolving Credit Facility and Long-Term Debt, of the Notes to the Consolidated Financial Statements) for December 31, 2008, 2007 and 2006 are presented below for purposes of complying with the reporting requirements of the Guarantor Subsidiaries. The guarantees of the Guarantor Subsidiaries are full and unconditional. The Subsidiary issuer and the Guarantor Subsidiaries guarantees are joint and several with the Parent.
Guarantor subsidiaries include: subsidiaries that own the Woodward, Oklahoma; Port Neal, Iowa; Yazoo City, Mississippi; and Beaumont, Texas plants; Terra Environmental Technologies; Terra Global Holding Company Inc., Terra Investment Fund LLC I, Terra Investment Fund LLC II, Terra (U.K.) Holdings Inc., and the corporate headquarters facility in Sioux City, Iowa. All guarantor subsidiaries are wholly owned by the Parent. All other company facilities are owned by non-guarantor subsidiaries. In 2008, we declared the Beaumont, Texas facility as a discontinued operation and classified the facility as held for sale pursuant to SFAS 144. In December 2008, the Beaumont, Texas facility was sold, see Note 2, Discontinued Operations, of the Notes to the Consolidated Financial Statements.

Condensed Consolidating Statement of Financial Position at December 31, 2008:

			Guarantor	Non-Guarantor
	Parent	TCAPI	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	$—	$331,714	$284,658	$350,328	$—	$966,700
Accounts receivable, net	9	74	73,358	56,949	—	130,390
Inventories	—	—	111,295	85,796	—	197,091
Margin deposits with derivative counterparties	—	36,945	—	—	—	36,945
Other current assets	23,807	10,440	13,596	13,495	—	61,338
Current assets held for sale — discontinued operations	—	—	—	—	—	—

Total current assets	23,816	379,173	482,907	506,568	—	1,392,464

Property, plant and equipment, net	—	6,037	288,449	108,827	—	403,313
Equity method investments	—	—	10,117	260,798	—	270,915
Deferred plant turnaround costs, intangible and other assets	2,230	7,156	21,146	15,793	—	46,325
Investments in and advances to (from) affiliates	1,252,608	94,542	3,103,357	588,172	(5,038,679)	—

Total Assets	$1,278,654	$486,908	$3,905,976	$1,480,158	$(5,038,679)	$2,113,017

Liabilities
Accounts payable	$205	$62	$70,473	$29,153	$—	$99,893
Customer prepayments	—	—	58,922	52,670	—	111,592
Derivative hedge liabilities	35,254	7,476	39,880	43,315	—	125,925
Accrued and other liabilities	51,861	8,947	42,261	24,701	—	127,770

Total current liabilities	87,320	16,485	211,536	149,839	—	465,180

Long-term debt	—	330,000	—	—	—	330,000
Deferred income taxes	51,770	—	—	9,673	—	61,443
Pension and other liabilities	74,975	—	10,983	1,765	—	87,723

Total liabilities	214,065	346,485	222,519	161,277	—	944,346

Preferred stock — liquidation value of $1,600	1,544	—	—	—	—	1,544
Common Stockholders’ Equity
Common stock	152,111	—	73	83,332	(83,405)	152,111
Paid in capital	579,164	150,218	2,201,646	963,435	(3,315,299)	579,164
Accumulated other comprehensive income (loss)	(175,529)	—	—	(170,574)	170,574	(175,529)
Retained earnings (accumulated deficit)	507,299	(30,094)	1,397,955	442,688	(1,810,549)	507,299

Total common stockholders’ equity	1,063,045	120,124	3,599,674	1,318,881	(5,038,679)	1,063,045

Noncontrolling interest	—	20,299	83,783	—	—	104,082

Total equity	1,063,045	140,423	3,683,457	1,318,881	(5,038,679)	1,167,127

Total liabilities and equity	$1,278,654	$486,908	$3,905,976	$1,480,158	$(5,038,679)	$2,113,017

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2008:

			Guarantor	Non-Guarantor
	Parent	TCAPI	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues
Product revenues	$—	$—	$1,709,509	$1,170,746	$—	$2,880,255
Other income	—	—	8,064	3,160	—	11,224

Total revenues	—	—	1,717,573	1,173,906	—	2,891,479

Cost and Expense
Cost of sales	—	333	1,368,161	659,758	—	2,028,252
Selling, general and administrative expenses	2,776	(11,595)	47,326	32,229	—	70,736
Equity (earnings) loss of unconsolidated affiliates	—	—	(58,923)	2,686	—	(56,237)

Total cost and expenses	2,776	(11,262)	1,356,564	694,673	—	2,042,751

Income (loss) from operations	(2,776)	11,262	361,009	479,233	—	848,728
Interest income	—	13,044	777	9,549	—	23,370
Interest expense	(1,860)	(24,840)	8,012	(8,681)	—	(27,369)

Income (loss) before income taxes and noncontrolling interest	(4,636)	(534)	369,798	480,101	—	844,729
Income tax benefit (provision)	1,368	(104,556)	(109,165)	(27,498)	—	(239,851)
Equity (earnings) loss of unconsolidated affiliates	644,309	762,462	—	95,578	(1,406,771)	95,578

Income from continuing operations — net of tax	641,041	657,372	260,633	548,181	(1,406,771)	700,456
Income from discontinued operations — net of tax	—	—	8,269	—	—	8,269

Net income before noncontrolling interest	641,041	657,372	268,902	548,181	(1,406,771)	708,725
Less: Net income attributable to the noncontrolling interest	—	13,063	54,621	—	—	67,684

Net income attributable to Terra Industries Inc.	$641,041	$644,309	$214,281	$548,181	$(1,406,771)	$641,041

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2008:

			Guarantor	Non-Guarantor
	Parent	TCAPI	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net income before noncontrolling interest	$641,041	$657,372	$268,902	$548,181	$(1,406,771)	$708,725
Income from discontinued operations	—	—	8,269	—	—	8,269

Income from continuing operations, net of tax	641,041	657,372	260,633	548,181	(1,406,771)	700,456
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	—	43,657	35,197	—	78,854
Loss on sale of property, plant and equipment	—	—	1,146	1,175	—	2,321
Deferred income taxes	(15,180)	—	—	—	—	(15,180)
Distributions in excess of (less than) equity earnings	(644,309)	(762,462)	5,657	2,686	1,406,771	8,343
Equity earnings — GrowHow UK Limited	—	—	—	(95,578)	—	(95,578)
Non-cash loss on derivatives	39,779	—	—	—	—	39,779
Share-based compensation	8,104	—	—	—	—	8,104
Amortization of intangible and other assets	—	—	5,284	3,421	—	8,705
Change in operating assets and liabilities — continuing operations	(142,756)	(57,788)	(8,762)	(51,515)	—	(260,821)

Net cash flows from operating activities — continuing operations	(113,321)	(162,878)	307,615	443,567	—	474,983
Net cash flows from operating activities — discontinued operations	—	—	8,161	—	—	8,161

Net Cash Flows from Operating Activities	(113,321)	(162,878)	315,776	443,567	—	483,144

Investing Activities
Capital expenditures and plant turnaround expenditures	—	—	(77,109)	(12,198)	—	(89,307)
Proceeds from the sale of property, plant and equipment	—	—	1,666	407	—	2,073
Distributions received from unconsolidated affiliate	—	—	8,180	—	—	8,180
Contribution settlement received from GrowHow UK Limited	—	—	—	27,427	—	27,427
Balancing consideration payment from GrowHow UK Limited	—	—	—	61,272	—	61,272

Net cash flows from investing activities — continuing operations	—	—	(67,263)	76,908	—	9,645
Net cash flows from investing activities — discontinued operations	—	—	41,879	—	—	41,879

Net Cash Flows from Investing Activities	—	—	(25,384)	76,908	—	51,524

Financing Activities
Preferred share dividends paid	(3,876)	—	—	—	—	(3,876)
Preferred share inducement	(5,266)	—	—	—	—	(5,266)
Common stock dividends paid	(28,274)	—	—	—	—	(28,274)
Common stock issuances and vestings	(9,839)	—	—	—	—	(9,839)
Change in investments and advances from (to) affiliates	305,954	438,735	(203,322)	(1,072,883)	531,516	—
Excess tax benefits from equity compensation plans	12,122	—	—	—	—	12,122
Payments under share repurchase program	(157,500)	—	—	—	—	(157,500)
Distributions to noncontrolling interests	—	—	(69,557)	—	—	(69,557)

Net Cash Flows from Financing Activities	113,321	438,735	(272,879)	(1,072,883)	531,516	(262,190)

Effect of Foreign Exchange Rate on Cash	—	—	—	(4,016)	—	(4,016)

Increase (Decrease) in Cash and Cash Equivalents	—	275,857	17,513	(556,424)	531,516	268,462

Cash and Cash Equivalents at Beginning of Year	—	55,857	267,145	906,752	(531,516)	698,238

Cash and Cash Equivalents at End of Year	$—	$331,714	$284,658	$350,328	$—	$966,700

Condensed Consolidating Statement of Financial Position at December 31, 2007:

			Guarantor	Non-Guarantor
	Parent	TCAPI	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Cash and cash equivalents	$—	$55,857	$267,145	$906,752	$(531,516)	$698,238
Accounts receivable, net	1	2	98,469	72,711	—	171,183
Inventories	—	—	95,781	32,104	1,436	129,321
Margin deposits with derivative counterparties	—	638	—	—	—	638
Other current assets	10,614	—	11,127	6,454	—	28,195
Current assets held for sale — discontinued operations	—	—	2,335	—	—	2,335

Total current assets	10,615	56,497	474,857	1,018,021	(530,080)	1,029,910

Property, plant and equipment, net	—	—	264,198	125,530	—	389,728
Equity method investments	—	—	10,488	341,498	—	351,986
Deferred plant turnaround costs, intangible and other assets	6,732	8,333	18,984	45,174	(5,549)	73,674
Investments in and advances to (from) affiliates	911,626	365,536	1,847,430	57,752	(3,182,344)	—
Noncurrent assets held for sale — discontinued operations	—	—	43,029	—	—	43,029

Total Assets	$928,973	$430,366	$2,658,986	$1,587,975	$(3,717,973)	$1,888,327

Liabilities
Accounts payable	$128	$—	$66,945	$43,614	$—	$110,687
Customer prepayments	—	—	125,036	174,315	—	299,351
Derivative hedge liabilities	5,456	—	1,318	7,959	—	14,733
Accrued and other liabilities	20,259	9,169	44,190	14,304	—	87,922
Current liabilities held for sale — discontinued operations	—	—	4,993	—	—	4,993

Total current liabilities	25,843	9,169	242,482	240,192	—	517,686

Long-term debt	—	330,000	—	—	—	330,000
Deferred income taxes	86,157	—	—	10,113	3,584	99,854
Pension and other liabilities	79,650	—	11,628	2,866	—	94,144
Noncurrent liabilities held for sale — discontinued operations	—	—	739	—	—	739

Total liabilities	191,650	339,169	254,849	253,171	3,584	1,042,423

Preferred stock — liquidation Value of $120,000	115,800	—	—	—	—	115,800
Common Stockholders’ Equity
Common stock	142,170	—	73	32,458	(32,531)	142,170
Paid in capital	618,874	150,218	1,910,748	1,133,745	(3,194,711)	618,874
Accumulated other comprehensive income (loss)	(44,180)	—	—	281,850	(281,850)	(44,180)
Retained earnings (accumulated deficit)	(95,341)	(80,199)	405,913	(113,249)	(212,465)	(95,341)

Total common stockholders’ equity	621,523	70,019	2,316,734	1,334,804	(3,721,557)	621,523

Noncontrolling interest	—	21,178	87,403	—	—	108,581

Total equity	621,523	91,197	2,404,137	1,334,804	(3,721,557)	730,104

Total liabilities and equity	$928,973	$430,366	$2,658,986	$1,587,975	$(3,717,973)	$1,888,327

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2007:

			Guarantor	Non-Guarantor
	Parent	TCAPI	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues
Product revenues	$—	$—	$1,181,736	$1,154,138	$—	$2,335,874
Other income	—	—	5,104	1,951	—	7,055

Total revenues	—	—	1,186,840	1,156,089	—	2,342,929

Cost and Expense
Cost of sales	900	345	982,627	831,548	1	1,815,421
Selling, general and administrative expenses	2,179	(10,611)	32,439	67,962	2	91,971
Equity earnings of unconsolidated affiliates	—	—	(16,209)	—	—	(16,209)

Total cost and expenses	3,079	(10,266)	998,857	899,510	3	1,891,183

Income (loss) from operations	(3,079)	10,266	187,983	256,579	(3)	451,746
Interest income	—	6,093	5,077	6,092	—	17,262
Interest expense	(1,860)	(26,909)	(6)	(325)	—	(29,100)
Loss on early retirement of debt	—	(38,836)	—	—	—	(38,836)
Foreign currency gain (loss)	—	(1,886)	8	1,878	—	—

Income (loss) before income taxes and noncontrolling interest	(4,939)	(51,272)	193,062	264,224	(3)	401,072
Income tax benefit (provision)	1,790	(37,582)	(70,815)	(20,709)	—	(127,316)
Equity (earnings) loss of unconsolidated affiliates	205,045	303,602	—	(2,718)	(508,647)	(2,718)

Income from continuing operations — net of tax	201,896	214,748	122,247	240,797	(580,650)	271,038
Loss from discontinued operations — net of tax	—	—	(18,861)	—	—	(18,861)

Net income before noncontrolling interest	201,896	214,748	103,386	240,797	(508,650)	252,177
Less: Net income attributable to noncontrolling interest	—	9,704	40,577	—	—	50,281

Net income attributable to Terra Industries Inc.	$201,896	$205,044	$62,809	$240,797	$(508,650)	$201,896

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2007:

			Guarantor	Non-Guarantor
	Parent	TCAPI	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net income before noncontrolling interest	$201,896	$214,748	$103,386	$240,797	$(508,650)	$252,177
Loss from discontinued operations	—	—	(18,861)	—	—	(18,861)

Income from continuing operations, net of tax	201,896	214,748	122,247	240,797	(508,650)	271,038
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	—	40,407	54,377	—	94,784
Deferred income taxes	90,879	—	12,521	—	—	103,400
Distributions in excess of (less than) equity earnings	(205,045)	(303,602)	8,536	379,935	128,712	8,536
Equity earnings — GrowHow UK Limited	—	—	—	2,718	—	2,718
Non-cash loss on derivatives	1,300	—	—	—	—	1,300
Share-based compensation	28,103	—	—	—	(1)	28,102
Amortization of intangible and other assets	—	—	3,713	3,240	1	6,954
Non-cash loss on early retirement of debt	—	4,662	—	—	—	4,662
Change in operating assets and liabilities — continuing operations	(83,235)	(1,849)	84,546	460,090	(247,262)	212,290

Net cash flows from operating activities — continuing operations	33,898	(86,041)	271,970	1,141,157	(627,200)	733,784
Net cash flows from operating activities — discontinued operations	—	—	14,081	—	—	14,081

Net Cash Flows from Operating Activities	33,898	(86,041)	286,051	1,141,157	(627,200)	747,865

Investing Activities
Capital expenditures and plant turnaround expenditures	—	—	(18,676)	(63,699)	(1)	(82,376)
Cash retained by GrowHow UK Limited	—	—	—	(16,788)	—	(16,788)
Proceeds from the sale of property, plant and equipment	—	—	24	—	—	24
Distributions received from unconsolidated affiliate	—	—	4,705	—	—	4,705

Net Cash Flows from Investing Activities	—	—	(13,947)	(80,487)	(1)	(94,435)

Financing Activities
Issuance of debt	—	330,000	—	—	—	330,000
Payments under borrowing arrangements	—	(331,300)	(1)	—	1	(331,300)
Payments for debt issuance costs	—	(6,444)	—	—	—	(6,444)
Preferred share dividends paid	(5,100)	—	—	—	—	(5,100)
Common stock issuances and vestings	(1,424)	—	—	—	—	(1,424)
Change in investments and advances from (to) affiliates	56,734	48,906	30,281	(231,607)	95,686	—
Excess tax benefits from equity compensation plans	3,317	—	—	—	—	3,317
Payments under share repurchase program	(87,426)	—	—	—	—	(87,426)
Distributions to noncontrolling interests	—	—	(35,239)	—	—	(35,239)

Net Cash Flows from Financing Activities	(33,899)	41,162	(4,959)	(231,607)	95,687	(133,616)

Effect of Foreign Exchange Rate Changes on Cash	—	—	—	(593)	—	(593)

Increase (Decrease) in Cash and Cash Equivalents	(1)	(44,879)	267,145	828,470	(531,514)	519,221

Cash and Cash Equivalents at Beginning of Year	1	100,736	—	78,282	(2)	179,017

Cash and Cash Equivalents at End of Year	$—	$55,857	$267,145	$906,752	$(531,516)	$698,238

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2006:

			Guarantor	Non-Guarantor
	Parent	TCAPI	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues
Product revenues	$—	$—	$846,785	$969,261	$(1)	$1,816,045
Other income	—	—	1,438	2,213	—	3,651

Total revenues	—	—	848,223	971,474	(1)	1,819,696

Cost and Expense
Cost of sales	—	—	851,309	901,940	(52,070)	1,701,179
Selling, general and administrative expenses	2,358	(8,142)	5,557	16,549	52,069	68,391
Equity (earnings) loss of unconsolidated affiliates	29,853	(184,740)	(91,993)	(46,002)	275,869	(17,013)

Total cost and expenses	32,211	(192,882)	764,873	872,487	275,868	1,752,557

Income (loss) from operations	(32,211)	192,882	83,350	98,987	(275,869)	67,139
Interest income	—	(167)	7,004	(1,267)	887	6,457
Interest expense	(1,860)	(42,320)	(8)	1,610	(5,413)	(47,991)

Income (loss) before income taxes and noncontrolling interest	(34,071)	150,395	90,346	99,330	(280,395)	25,605
Income tax benefit (provision)	(7,607)	—	(343)	(1,642)	2	(9,590)

Income (loss) from continuing operations — net of tax	(41,678)	150,395	90,003	97,688	(280,393)	16,015
Loss from discontinued operations — net of tax	—	—	(516)	—	—	(516)

Net income before noncontrolling interest	(41,678)	150,395	89,487	97,688	(280,393)	15,499
Less: Net income attributable to the noncontrolling interest	—	2,178	9,108	—	—	11,286

Net income (loss) attributable to Terra Industries Inc.	$(41,678)	$148,217	$80,379	$97,688	$(280,393)	$4,213

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2006:

			Guarantor	Non-Guarantor
	Parent	TCAPI	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net income (loss) before noncontrolling interest	$(41,678)	$150,395	$89,487	$97,688	$(280,393)	$15,499
Loss from discontinued operations	—	—	(516)	—	—	(516)

Income (loss) from continuing operations, net of tax	(41,678)	150,395	90,003	97,688	(280,393)	16,015
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	—	43,907	34,968	29,194	108,069
Deferred income taxes	—	—	—	3,777	—	3,777
Distributions in excess of (less than) equity earnings	(29,853)	184,740	91,993	46,002	(283,680)	9,202
Non-cash loss on derivatives	—	—	589	344	—	933
Share-based compensation	7,010	—	—	—	—	7,010
Amortization of intangible and other assets	—	2,928	1,882	186	1,882	6,878
Change in operating assets and liabilities — continuing operations	33,137	(75,484)	(37,078)	31,657	50,849	3,081

Net cash flows from operating activities — continuing operations	(31,384)	262,579	191,296	214,622	(482,148)	154,965
Net cash flows from operating activities — discontinued operations	—	—	4,295	—	—	4,295

Net Cash Flows from Operating Activities	(31,384)	262,579	195,591	214,622	(482,148)	159,260

Investing Activities
Capital expenditures and plant turnaround expenditures	—	—	(42,870)	(43,267)	—	(86,137)
Changes in restricted cash	—	—	8,595	—	—	8,595
Proceeds from the sale of property, plant and equipment	—	—	16,400	2,700	—	19,100
Distributions received from unconsolidated affiliate	—	—	—	9,660	—	9,660

Net Cash Flows from Investing Activities	—	—	(17,875)	(30,907)	—	(48,782)

Financing Activities
Payments under borrowing arrangements	—	—	(25)	(12)	—	(37)
Preferred share dividends paid	(5,100)	—	—	—	—	(5,100)
Common stock issuances and vestings	363	—	—	—	—	363
Change in investments and advances from (to) affiliates	53,652	(173,351)	(236,202)	(126,256)	482,157	—
Excess tax benefits from equity compensation plans	1,255	—	—	—	—	1,255
Payments under share repurchase program	(18,786)	—	—	—	(10)	(18,796)
Changes in overdraft protection arrangements	—	—	—	11,443	—	11,443
Distributions to noncontrolling interests	—	—	(8,861)	—	—	(8,861)

Net Cash Flows from Financing Activities	31,384	(173,351)	(245,088)	(114,825)	482,147	(19,733)

Effect of Foreign Exchange Rate on Cash	—	—	—	1,906	—	1,906

Increase (Decrease) in Cash and Cash Equivalents	—	89,228	(67,372)	70,796	(1)	92,651

Cash and Cash Equivalents at Beginning of Year	1	11,508	67,372	7,486	(1)	86,366

Cash and Cash Equivalents at End of Year	$1	$100,736	$—	$78,282	$(2)	$179,017

25. Quarterly Financial Data (Unaudited)

(in thousands, except per-share data)	March 31	June 30	Sept. 30	Dec. 31

2008
Revenues	$574,704	$843,097	$790,214	$683,464
Gross profit	167,715	296,027	211,904	187,581

Amounts attributable to Terra Industries Inc.:
Income from continuing operations, net of tax	101,305	196,116	171,270	164,081
Income from discontinued operations, net of tax	152	7,319	141	657

Net income attributable to Terra Industries Inc.	$101,457	$203,435	$171,411	$164,738

Net income before noncontrolling interest	119,583	221,930	187,159	180,053
Less: Net income attributable to noncontrolling interest	18,126	18,495	15,748	15,315

Net income attributable to Terra Industries Inc.	$101,457	$203,435	$171,411	$164,738

Per Share Data:
Basic income per common share attributable to Terra Industries Inc.:
Continuing operations	$1.11	$2.14	$1.75	$1.65
Discontinued operations	—	0.08	—	0.01

Basic income per common share	$1.11	$2.22	$1.75	$1.66

Diluted income per common share attributable to Terra Industries Inc.:
Continuing operations	$0.97	$1.87	$1.64	$1.64
Discontinued operations	—	0.07	—	0.01

Diluted income per common share	$0.97	$1.94	$1.64	$1.65

2007
Revenues	$500,924	$692,535	$580,476	$568,994
Gross profit	78,660	160,182	138,613	150,053

Amounts attributable to Terra Industries Inc.:
Income from continuing operations, net of tax	$8,743	$72,103	$70,451	$69,460
Income from discontinued operations, net of tax	(1,533)	(1,448)	(16,071)	191

Net income attributable to Terra Industries Inc.	$7,210	$70,655	$54,380	69,651

Net income before noncontrolling interest	$15,846	$84,594	$65,524	$86,213
Less: Net income attributable to noncontrolling interest	8,636	13,939	11,144	16,562

Net income attributable to Terra Industries Inc.	$7,210	$70,655	$54,380	$69,651

Per Share Data:
Basic income per common share attributable to Terra Industries Inc.:
Continuing operations	$0.08	$0.77	$0.77	$0.76
Discontinued operations	(0.02)	(0.01)	(0.18)	—

Basic income per common share	$0.06	$0.76	$0.59	$0.76

Diluted income per common share attributable to Terra Industries Inc.:
Continuing operations	$0.08	$0.67	$0.66	$0.66
Discontinued operations	(0.02)	(0.01)	(0.15)	0.01

Diluted income per common share	$0.06	$0.66	$0.51	$0.67

26. Subsequent Events
Unsolicited Exchange Offer by CF Industries Holdings, Inc.
On January 15, 2009, CF Industries Holdings, Inc. (CF) presented a letter to our Board of Directors proposing CF’s acquisition of Terra in an all-stock transaction. Terra’s Board rejected the proposal on the grounds that it was not in the best interest of Terra or its stockholders and substantially undervalued the Company. CF subsequently announced that they remained committed to the proposal, and on February 3, 2009, announced that they would nominate three director candidates to Terra’s Board and commence an exchange offer for all of Terra’s outstanding common shares.
On February 23, 2009, CF announced that it had commenced an unsolicited exchange offer to acquire all of the outstanding common shares of Terra at a fixed exchange ratio of 0.4235 CF shares for each Terra common share. In response, Terra’s Board of Directors announced on February 23, 2009, that it would review and consider CF’s exchange offer and make a formal recommendation to shareholders within ten business days, and further advised Terra’s shareholders to take no action pending the review of the proposed exchange offer by Terra’s Board. On March 3, 2009, Terra’s Board of Directors unanimously concluded that CF’s offer did not present a compelling case to create additional value for the stockholders of either Terra or CF, substantially undervalues Terra on an absolute basis and relative to CF and is not in the best interests of Terra and its stockholders.
On March 9, 2009, CF sent a letter to Terra’s Board of Directors stating CF would be prepared to enter into a negotiated merger agreement with Terra on the basis of an exchange ratio based on $27.50 for each Terra common share, with an exchange ratio of not less than 0.4129 of a CF common share and not more than 0.4539 of a CF common share. On March 11, 2009, Terra’s Board of Directors unanimously concluded that CF’s proposal continues to run counter to Terra’s strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to Terra’s stockholders than would owning Terra on a stand-alone basis.
On March 23, 2009, CF sent a letter to Terra’s Board of Directors stating CF would be prepared to enter into a negotiated merger agreement with Terra on the basis of an exchange ratio based on $30.50 for each Terra share, with an exchange ratio of not less than 0.4129 of a CF common share and not more than 0.4539 of a CF common share, the same collar as CF’s proposal of March 9, 2009. On March 24, 2009, Terra’s Board of Directors unanimously concluded CF’s proposal continues to run counter to Terra’s strategic objectives, substantially undervalues Terra both absolutely and relative to CF and would deliver less value to Terra’s stockholders than would owning Terra on a stand-alone basis.
On August 5, 2009, CF sent a letter to Terra’s Board of Directors stating CF would be prepared to enter into a negotiated merger agreement with Terra on the basis of an exchange ratio based on $30.50 for each Terra share, with an exchange ratio of 0.465 of a CF common share. On August 25, 2009, Terra’s Board of Directors unanimously concluded CF’s proposal continues to run counter to Terra’s strategic objectives, substantially undervalues Terra both absolutely and relative to CF and would deliver less value to Terra’s stockholders than would owning Terra on a stand-alone basis. This offer expired on August 31, 2009.

On September 28, 2009, CF sent a proposed draft form of a merger agreement setting forth the terms of the proposed business combination. Under these terms, each Terra share could be converted at an exchange ratio of 0.465 of a CF common share, subject to adjustment in the event that a special dividend of $7.50 per share is declared by Terra. As of the date of this Form 8-K, CF’s unsolicited exchange offer to acquire all of the outstanding common shares of Terra remains outstanding.
Proposed Debt Refinancing and Cash Dividend
On September 24, 2009, Terra announced that it plans to return an aggregate of approximately $750 million in cash to shareholders through a special cash dividend of $7.50 per share, expected to be declared and paid in the fourth quarter of 2009. Terra also announced that Terra Capital, Inc., a wholly-owned subsidiary, commenced a tender offer and consent solicitation to purchase any and all outstanding 7.00% Senior Notes due 2017 of the Company (the “2017 Notes”) for cash at a price equal to 104.5% of par, including a consent fee. In addition, Terra announced its intentions to raise up to $600 million of capital through a debt financing in the fourth quarter of 2009.